This ASSET PURCHASE AGREEMENT (this "Agreement") is made and entered into as of the 18th day of March, 1999, between Dynamics Corporation of America ("Seller"), a New York corporation and a wholly-owned subsidiary of CTS Corporation ("Parent"), an Indiana corporation, and Mestek, Inc., ("Purchaser"), a Pennsylvania corporation, and joined in by Parent.

                                    RECITALS:

         A. Parent, through the Anemostat Products and Anemostat West Divisions of Seller, is engaged in the business (the "Business") of designing, manufacturing, marketing and servicing commercial air products, including but not limited to grilles, registers, diffusers and terminal units used in commercial HVAC systems, and fume hood controls, security air products and fire rated door products under the brand name of, among others, "Anemostat" (hereinafter, the "Products");

         B. Parent desires to cause Seller to sell, transfer, convey assign and deliver ("Transfer") to Purchaser, and Purchaser desires to purchase and accept from Seller, the Acquired Assets on the terms and subject to the conditions of this Agreement; and

         C. Parent desires to cause Seller to assign and transfer to Purchaser, and Purchaser is willing to assume, the Assumed Liabilities on the terms and subject to the conditions of this Agreement.

         Now, therefore, the parties hereto agree as follows:

                     I. PURCHASE AND SALE OF ACQUIRED ASSETS

         1.1. Purchase and Sale. On the terms and subject to the conditions of this Agreement, at the Closing, Parent will cause Seller to Transfer to Purchaser, and Purchaser will purchase, acquire and accept from Seller, free and clear from all liens, encumbrances, restrictions and adverse charges of any nature whatsoever, except as may be permitted in Section 2.1.6, all of the assets, rights, interest, properties and goodwill of every nature whatsoever, tangible or intangible and wheresoever situated, required or appropriate for the continued operation of the Business (collectively herein, "the Acquired Assets").

         1.2. Acquired Assets and Excluded Assets. (a) For purposes of this Agreement, the term "Acquired Assets" means the following properties, assets and rights (other than the Excluded Assets) owned by Seller as of the Closing and used or held for use primarily in the Business:

                  (i)   the Leased Real Property listed in Schedule 2.1.7;

                  (ii) the inventory of Seller on the Closing Date that is used or held for use primarily in the Business;

                  (iii) the machinery and equipment, furniture, fixtures and other fixed assets of Seller on the Closing Date that is used or held for use primarily in the Business, as listed on Schedule 1.2(a)(iii), together with any rights of Seller to all warranties, if


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



         any, to the extent assignable, received from the manufacturers and sellers of such items;

                  (iv) the prepaid expenses of Seller as of the Closing to the extent relating to the Business;

                  (v) the right, title and interest of Seller as of the Closing in, to and under all contracts, collective bargaining agreements, leases, licenses and all other legally binding commitments ("Contracts") relating primarily to the Business ("Assumed Contracts"), including without limitation those Contracts that are listed or required to be listed on Schedule 2.1.11 or that would be required to be listed on Schedule 2.1.11 but for any dollar, time or other exclusion or exception in Section 2.1.11 and any Contract primarily relating to the Business entered into in accordance with this Agreement, including without limitation Section 3.5, subject to required consents of third parties as set forth in Section 6.13;

                  (vi) the right, title and interest of Seller as of the Closing in, to and under the intellectual property listed or required to be listed on Schedule 2.1.9;

                  (vii) the trade secrets, know how and goodwill owned by Seller as of the Closing relating primarily to the Business;

                  (viii) the books of account, general, financial, accounting and personnel records, files, invoices, customers' and suppliers' lists and other written information (excluding State, Federal and local (if any) Corporate Income Tax Returns) owned by Seller or Parent or any of their Affiliates, controlled by them as of the Closing and relating primarily to the Business;

                  (ix) to the extent assignable or transferable, the permits, licenses, franchises and other federal, state, local and foreign governmental approvals and authorizations of Seller as of the Closing related primarily to the Business as listed on Schedule 1.2(a)(ix);

                  (x) the accounts receivable of the Business as of the Closing Date, as listed in Schedule 1.2(a)(x); and

                  (xi) as not otherwise set forth above, the assets reflected as such in the Closing Date Balance Sheet.

         (b) Notwithstanding Section 1.2(a), for purposes of this Agreement the term "Acquired Assets" will not include any Excluded Assets. For purposes of this Agreement, the term "Excluded Assets" means:

                  (i)  cash and cash-equivalent assets;

                  (ii) the insurance policies or other insuring agreements of Seller, whether or not pertaining to the Acquired Assets or the Business, and all rights of every nature and description under or arising out of such policies or agreements;

                  (iii) the rights of Seller under this Agreement and the agreements, instruments and certificates delivered in connection with this Agreement;

                  (iv) the  Records  referred to in Section  6.9(a)(i),  (ii) or
         (iii);

                  (v) the rights and other assets (including Federal, State, and local (if any) Corporate Income Tax and other refunds and claims thereto) to the extent related to any of the Excluded Liabilities;

                  (vi) the rights, title and interest in the corporate names or trade names "Dynamics Corporation of America" and "DCA" and any variations or derivations thereof and the corporate names "CTS Corporation" and "CTS" and any variations or derivations thereof (collectively, the "Parent and/or Seller Names");

                  (vii) any assets held in trust for the purpose of providing benefits under the CTS Corporation Retirement Savings Plan (the "401(k) Plan"), the Retirement Plan for Employees of Dynamics Corporation of America (the "Pension Plan" and, together with the 401(k) Plan, the "Retirement Plans") or under any other Employee Benefit Plan.

         (c) As used in this Agreement, the phrases "used" or "held for use in," "relate to," "related primarily to" or "relating primarily to" the Business, or the conduct thereof, and similar phrases are intended to exclude assets of Seller owned or held (i) in any business other than the Business, (ii) for use in the businesses or activities of Seller generally, other than the Business, or
(iii) for use by both the Business and any other business of Seller so long as such assets or rights do not exclusively or predominantly relate to the Business. Notwithstanding the foregoing, the Acquired Assets include all of the material assets used in the operation of the Business as of the date of the Closing, except for the Excluded Assets. Nothing in this Section 1.2 constitutes a representation or warranty with respect to the extent of Seller's right, title and interest in or to any of the Acquired Assets.

         (d) The  transfer of the Acquired  Assets  provided for in this Section
1.2 shall be made by (a) a duly executed bill of sale, evidencing the warranty provisions of this Agreement and substantially in the form of Exhibit 4.2.2 attached hereto, and (b) such other good and sufficient instruments of conveyance, assignment, and transfer as shall be reasonably necessary to vest in Purchaser as of the Closing, full title to the Acquired Assets being transferred hereunder.

         1.3. Assumption of Liabilities. (a) On the terms and subject to the conditions of this Agreement, effective as of the Closing and without further action, Purchaser will assume and agree to pay, perform, satisfy and discharge when due, , all obligations and liabilities (other than Excluded Liabilities) of Parent and Seller to the extent relating to, resulting from or arising out of the Business, any of the Acquired Assets or any of the Products (the "Assumed Liabilities"), including the obligations and liabilities specified below:

                  (i) the obligations and liabilities of Parent and Seller under the executory portion of the Assumed Contracts;

                  (ii) the accounts payable and accrued expenses in respect of the Business as of the Closing Date, as set forth on Schedule 1.3(a)(ii);

                  (iii) the obligations and liabilities in respect of any and all Products manufactured in the Business prior to the Closing Date, including without limitation obligations and liabilities for refunds, adjustments, allowances, damages, repairs, exchanges, returns, warranties (other than claims involving alleged personal injury or property damage and Epidemic Warranty Claims, as defined in Section 1.3(b)(ix), below);

                  (iv) the obligations and liabilities relating to Taxes, except Federal, State and local (if any) Corporate Income Taxes related to the period prior to the Closing Date, with respect to the conduct of the Business, and reflected or reserved against in the Closing Date Balance Sheet;

                  (v) the obligations and liabilities for any legal, accounting, travel, printing or other expenses incurred on behalf or at the request of Purchaser or any of its Affiliates in connection with the transactions contemplated by this Agreement, as set forth in Schedule 1.3(a)(v);

                  (vi) the obligations and liabilities for one-half of any Transfer Taxes incurred in connection with this transaction;

                  (vii) the obligations and liabilities set forth in Section 5.3(c);

                  (viii) as not otherwise set forth above, the obligations and liabilities relating to, resulting from or arising out of the conduct of the Business on or after the Closing Date; and

                  ( ix) as not otherwise set forth above, the liabilities reflected as such or reserved against on the Closing Date Balance Sheet.

Notwithstanding any other provision hereof or of applicable law to the contrary, the parties' respective obligations under any covenant in this Agreement, including without limitation Purchaser's obligations under this Section 1.3(a), will not be subject to offset or reduction by reason of any actual or alleged breach of any representation, warranty or covenant contained in this Agreement or any document delivered in connection herewith or any right or alleged right to indemnification hereunder or any other matter whatsoever.

         (b) Notwithstanding Section 1.3(a), for purposes of this Agreement, the term "Assumed Liabilities" will not include any Excluded Liabilities. For purposes of this Agreement, the term "Excluded Liabilities" means:

                  (i) the obligations or liabilities of Parent and Seller to the extent attributable to any of the Excluded Assets;

                  (ii) the obligations or liabilities of Parent and Seller for Taxes that are the responsibility of Parent or Seller pursuant to
         Section 6.10;

                  (iii) the obligations or liabilities for any legal, accounting, investment banking, brokerage or similar fees or expenses incurred by Seller or any of its Affiliates in connection with the transactions contemplated by this Agreement;

                  (iv) the obligations or liabilities expressly retained by Seller pursuant to Section 6.3(a);

                  (v) the obligations or liabilities of Parent and Seller under the Contracts listed on Schedule 1.3(b)(v) (the "Excluded Contracts");

                  (vi) the obligations and liabilities of Parent and Seller with respect to the pending litigation and claims listed on Schedule 1.3(b)(vi) (the "Excluded Pending Litigation and Claims");

                  (vii) the obligations and liabilities in respect of any and all Products manufactured in the Business prior to the Closing Date with respect to claims for alleged personal injury or property damage; and

                  (viii) the obligations and liabilities in respect of any and all Products manufactured in the Business prior to the Closing Date for Epidemic Warranty Claims. For the purpose of this Agreement, "Epidemic Warranty Claims" shall be defined as warranty claims relating to a single product from one of the Product Families listed below which are determined to have been caused by a common defect or non-conformity, where the dollar amount of all payments made with respect to such warranty claims exceeds five percent (5%) of the sales of all products in that Product Family for calendar year 1998. The Product Families shall be as follows: Grilles and Registers; Diffusers (including but not limited to RMD's); HV Terminal Boxes; Security Air Products; Door Products and Louvers; and Systems (Fume Hoods and Environmental Controls);

                  (ix) the obligations and liabilities in respect of Federal, State and local (if any) Corporate Income Taxes applicable to the Business for periods ending prior to the Closing Date;

                  (x) the obligations and liabilities for one-half of any Transfer Taxes (as defined in Section 6.10) incurred in connection with this transaction; and

                  (xi) the obligations and liabilities for any workers' compensation payment, premium, or claims arising or accruing with respect to employment of any person by Seller prior to the Closing Date.

         1.4. Purchase Price. (a) In addition to assuming the Assumed Liabilities, at the Closing, Purchaser will pay to Seller U.S. $21,478,000 (the "Closing Price"), subject to adjustment as provided in Section 1.5 in respect of changes in the amount of the Net Working Capital (as adjusted, the "Purchase
Price"). "Net Working Capital" means the current assets of the Business, excluding cash, intercompany profit in inventory and inventory reserves
(determined in accordance with the next sentence of this section), less the current liabilities of the Business, excluding Federal, State and local (if any) Corporate Income taxes. Inventory shall be valued for this purpose by deducting $367,000 from the gross FIFO value of the inventory on hand at Closing. A form balance sheet showing the items included in the Net Working Capital definition is attached as Schedule 1.4(a).

         (b) On the Closing Date, Purchaser will pay by wire transfer of immediately available funds to such account as Parent has theretofore designated an amount equal to the Closing Price.

         1.5. Purchase Price Adjustment. (a) In order to determine the Purchase Price, the Closing Price will be reduced or increased dollar-for-dollar, as the case may be, to the extent that the Actual Net Working Capital is less or greater than the $5,220,000 (which is the net working capital of the Business as of December 31, 1998). For purposes of this Agreement, the "Actual Net Working Capital" means the Net Working Capital of the Business as reflected on a balance sheet for the Business prepared in accordance with this Section 1.5 as of the close of business on the Closing Date without giving effect to any financing and other activities of Purchaser (the "Closing Date Balance Sheet") prepared in accordance with generally accepted accounting principles ("GAAP"), on a basis consistent with, and using the same accounting principles, policies, practices and procedures used in preparing the Balance Sheet, except that the Closing Date Balance Sheet will in all events exclude any Excluded Liabilities and Excluded Assets.

         (b) Within 60 calendar days after the Closing Date, Purchaser will prepare, or cause to be prepared, and deliver to Parent a Closing Date Balance Sheet setting forth the Actual Net Working Capital. Upon receipt of the Closing Date Balance Sheet prepared by Purchaser, Parent and its authorized representatives will be entitled to review, during normal business hours, the books, records and work papers of the Business. Without limiting the generality or effect of any other provision hereof, (i) Purchaser will (A) provide Parent and its representatives access, during normal business hours, to the facilities, personnel and accounting and other records of the Business to the extent reasonably determined by Parent to be necessary; provided, however, that Parent will conduct any such review in a manner that does not unreasonably interfere with the conduct of the Business by the Purchaser after the Closing, and (B) take such actions as may be reasonably requested by Parent to assist Parent and otherwise reasonably to cooperate with Parent and its representatives and (ii) Purchaser and Parent will cooperate and jointly participate in, directly or through their respective independent accountants, a physical count of inventories of the Business conducted consistent with past practice and based on GAAP, provided, however, that in no event will Purchaser be obligated to incur any substantial out-of-pocket costs in connection with any of the matters referred to in clause (i) of this sentence.

         (c) If, within 60 calendar days after the date of Purchaser's delivery of its computation of the Actual Net Working Capital, Parent disagrees in good faith with such computation, Parent will give written notice to Purchaser within such 60 calendar day period (i) setting forth Parent's computation of Actual Net Working Capital as of the Closing Date and (ii) specifying in reasonable detail Parent's basis for its disagreement with Purchaser's computation. The failure by Parent so to express its disagreement or provide such specification within such 60 calendar day period will constitute Parent's acceptance of Purchaser's computation of the Actual Net Working Capital. If Purchaser and Parent are unable to resolve any disagreement between them within fifteen calendar days after the giving of notice of such disagreement, the items in dispute will be referred for determination to the Chicago, Illinois office of Deloitte Touche (the "Accountants") as promptly as practicable.

Purchaser and Parent will use reasonable efforts to cause the Accountants to render their decision as soon as practicable, including without limitation by promptly complying with all reasonable requests by the Accountants for information, books, records and similar items. The Accountants will make a determination as to each of the items in dispute, which determination will be
(A) in writing, (B) furnished to each of the parties hereto as promptly as practicable after the items in dispute have been referred to the Accountants,
(c) made in accordance with this Agreement, and (D) conclusive and binding upon each of the parties hereto. In connection with their determination of the disputed items, the Accountants will be entitled, but not obligated, to rely on the work papers, trial balances and similar materials prepared by PriceWaterhouseCoopers LLP in connection with such firm's examination of the financial statements of Parent and its subsidiaries, the Accountants will not consider or make any adjustment in respect of any matter which is not in dispute, other than an adjustment resulting from any other adjustment in respect of a matter which is in dispute, and the fees and expenses of the Accountants will be shared equally by Purchaser and Seller (except as provided below). If the determination of the Accountants represents an outcome more favorable to either Purchaser or Seller than the midpoint of such parties' last written settlement offers related to all items in dispute, in the aggregate, submitted to the Accountants upon the referral of the matter to the Accountants (each a "Last Offer"), then the party obtaining such favorable result will be deemed the "Prevailing Party" and the other party will be deemed the "Non-Prevailing Party". For purposes hereof, all of the fees and expenses of the Accountants, and the reasonable out-of-pocket expenses of the Prevailing Party related to the dispute, will be borne by the Non-Prevailing Party. No party will disclose to the Accountants, and the Accountants will not consider for any purpose, any settlement offer (other than the Last Offer) made by any party.

         (d) To the extent that the Actual Net Working Capital determined as provided in this Section 1.5 is more or less than $5,220,000, Purchaser or Seller, as applicable, will, within ten calendar days after the final determination of the Actual Net Working Capital pursuant to this Section 1.5, make payment by wire transfer of immediately available funds of the amount of such difference, together with interest thereon from the Closing Date to the date of payment (at a rate equal to Citibank N.A.'s prime rate, as publicly announced and in effect from time to time during such period, plus 1.0%, calculated on the basis of the actual number of days elapsed over 360), to such account as has been designated by Purchaser or Seller, as applicable.

                       II. REPRESENTATIONS AND WARRANTIES

         2.1. Representations and Warranties of Seller. Subject to Section 2.3, Seller represents and warrants to Purchaser as of the date of this Agreement and at the Closing Date as follows:

         2.1.1. Authorization and Effect of Agreement. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of New York. Seller has the requisite corporate power to execute and deliver this Agreement and to perform the transactions contemplated hereby to be performed by it. All necessary corporate action required to be taken for the due authorization of the execution and delivery by Seller of this Agreement and the performance by Seller of the transactions contemplated hereby to be performed by Seller has been duly taken by Seller. This Agreement has been duly executed and delivered by Seller and, assuming the due execution and delivery of this Agreement by Purchaser, constitutes a valid and binding obligation of Seller.

         2.1.2. No Restrictions. The execution and delivery of this Agreement by Seller does not, and the performance by Seller of the transactions contemplated hereby to be performed by Seller will not, in any material respect, conflict with, or result in any material violation of, or constitute a material default (with or without notice or lapse of time or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, any provision of the certificate of incorporation or bylaws of Seller, or under any Contract listed or described or required to be listed or described on Schedule 2.1.11, or any permit or approval pertaining to the Business ("Permit") issued under any domestic, foreign or other statute, law, ordinance, rule, regulation, judgment, order, injunction, decree or ruling or common law obligation ("Law") of any domestic, foreign or other court, government, governmental agency, authority, entity or instrumentality ("Governmental Entity"), other than any such conflicts, violations or defaults as are listed or described on Schedule 2.1.2 or which would not have a material adverse effect on the Business or the financial condition or results of operations of the Business, taken as a whole (a "Material Adverse Effect"). No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to Seller under any applicable Law in connection with the execution and delivery of this Agreement by Seller or the performance by Seller of the transactions contemplated hereby to be performed by it, except for (i) the filing of a premerger notification report by or on behalf of Seller under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) such of the foregoing as are listed or described on Schedule 2.1.2, and (iii) such consents, approvals, orders, authorizations of, or registrations, declarations or filings with, any Governmental Entity, which if not obtained or made, would not have a Material Adverse Effect.

         2.1.3. Balance Sheet. Attached as Schedule 2.1.3 is the unaudited balance sheet of the Business as of August 23, 1998 (the "Balance Sheet"). The Balance Sheet presents fairly, in all material respects, the financial position of the Business, in accordance with GAAP, as of the date thereof. For purposes of this Agreement, "Balance Sheet Date" means August 23, 1998.

         2.1.4. Conduct of the Business Since the Balance Sheet Date. Except as listed or described on Schedule 2.1.4, and except as a result of matters required by this Agreement, since the Balance Sheet Date, the Business has been conducted in the ordinary course, and consistent with past practice, Seller has not taken any action which would have constituted a violation of Section 3.5 if Section 3.5 had applied since the Balance Sheet Date and there has not been any Material Adverse Effect except as a result of general economic conditions and competitive circumstances affecting the Business generally.

         2.1.5. Compliance with Laws. To the Knowledge of Seller, except as listed or described on Schedule 2.1.5 , Seller is not in violation of any applicable Law in the conduct of the Business, other than such violations which would not have a Material Adverse Effect.

         2.1.6. Tangible Personal Property; Title to Assets. Except (i) with respect to the Leased Real Property which is the subject of Section 2.1.7 and
(ii) for assets sold in the ordinary course of business since the Balance Sheet Date, Seller has good and marketable title to the all tangible assets reflected on the Balance Sheet as owned by Seller for the Business, or thereafter purchased or acquired by Seller for the Business, and upon consummation of the transactions contemplated by this Agreement, including execution and delivery of a bill of sale of other instruments of transfer, Purchaser will acquire title to such assets, free and clear of all mortgages, liens, security interests or other encumbrances ("Liens") except for Liens that are listed or described on Schedule
2.1.6 hereafter referred to as "Permitted Liens".

         2.1.7.  Leased  Real  Property.  The  Leased  Real  Property  listed on
Schedule 2.1.7 constitutes all real property used primarily in the Business and leased by Seller or any of its Affiliates.

         2.1.8. Insurance. Seller has made available to Purchaser schedules of all material policies of fire, liability and other forms of insurance covering occurrences as of, or claims made on, the date hereof and maintained by Seller to the extent applicable to the Business as listed in Schedule 2.1.8. The schedule indicates for each policy the type of policy, the name and address of the carrier and the policy limits, deductibles and self-insured retentions, if any.

         2.1.9. Intellectual Property. Schedule 2.1.9 lists or describes all patents, trademarks, trade names, service marks, registered copyrights and registrations and applications therefor used primarily in the conduct of the Business as of the date hereof (the "Intellectual Property"). Except as set forth on Schedules 2.1.9 and 2.1.10, to the Knowledge of Seller, the use of the Intellectual Property as currently used by Seller does not conflict with or infringe upon any intellectual property rights of others and neither Seller nor any of its Affiliates has received any written notice (that has not been subsequently satisfied or withdrawn) of any conflict with the asserted rights of others in connection with the use by Seller of any of the Intellectual Property in the conduct of the Business, nor has the Intellectual Property been held or stipulated to be invalid in any litigation which has been concluded.

         2.1.10. Litigation; Decrees. Except as listed or described on Schedules
2.1.5 or 2.1.10, to the Knowledge of Seller, there are no lawsuits, claims or administrative or other proceedings ("Legal Proceedings") pending or threatened in writing against Seller or any of its Affiliates with respect to the Business, except for Legal Proceedings which, if determined adversely, would not have a Material Adverse Effect. To the Knowledge of Seller, there are no judgments or other judicial or administrative orders or decrees outstanding against Seller and neither Seller nor any of its Affiliates is in default in any material respect under the terms of any judgment, order or decree of any Governmental Entity (collectively, "Orders") with respect to the Business, except for such defaults which would not have a Material Adverse Effect.

         2.1.11.  Contract  Rights.  Except as listed or  described  on Schedule
2.1.7 or Schedule 2.1.11 , and except for Excluded Contracts, as of the date hereof, neither Seller nor any of its Affiliates is a party to or bound by any Contract relating primarily to the Business that has a term of greater than one
(1) year, is not terminable at will within sixty (60) days and is of a type described below:

         (a) Any employment, severance or consulting Contract that is not terminable at will by Seller (other than any Contract of employment implied in Law) and which will require the payment of amounts to any person after the date hereof in excess of $25,000 in any year;

         (b) Any Contract for capital expenditures or the acquisition or construction of fixed assets which requires aggregate future payments in excess of $25,000;

         (c) Any Contract requiring aggregate future payments or expenditures in excess of $25,000 and relating to cleanup, abatement or other actions in connection with environmental liabilities;

         (d) Any license or other Contract with respect to Intellectual Property (other than licenses for terms of less than one year granted or received in the ordinary course of business of the Business), which pursuant to the terms thereof requires future payments in excess of $25,000 in any year;

         (e) Any indenture, mortgage, loan or credit Contract under which Seller has borrowed any money or issued any note, bond, indenture or other evidence of indebtedness for borrowed money, or guaranteed indebtedness for money borrowed by others, which is not reflected in the Balance Sheet;

         (f) Any Contract with any manufacturer's representative or other sales agent having a remaining term in excess of one year and which is not terminable without penalty on 60 calendar days' or less notice;

         (g) Any Contract which requires payments in any year in excess of $ 25,000 under which Seller is (i) a lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by a third Person or (ii) a lessor or one who otherwise makes available for third party use of any tangible personal property owned by Seller;

         (h) Any Contract which involves aggregate future payments by or to the Seller in excess of $25,000, other than a purchase or sales order or other Contract entered into in the ordinary course of the conduct of the Business; and

         (i) Any other Contract to which Seller is a party a breach or default under which would have a Material Adverse Effect.

Except as set forth on Schedule 2.1.11, (i) each Contract listed or described on
Schedule 2.1.11 is a valid and binding obligation of Seller and the other parties thereto, (ii) to the Knowledge of Seller, Seller has performed in all material respects the obligations required to be performed by it through the date hereof under each of the Contracts listed or required to be listed on Schedule 2.1.11 and (iii) Seller is not (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect under any such Contract, except in any such case for any breach or default which would not have a Material Adverse Effect.

         2.1.12.     Employee Benefit Plans

         2.1.12.1. Except as set forth on Schedule 2.1.12.1 attached hereto and except as relates exclusively to an Excluded Contract, as set forth in Schedule 1.3(b)(v), with respect to all employees and former employees of the Business, neither Seller nor any ERISA Affiliate (as defined below) of Seller presently maintains, contributes to or has any liability under:

         (a) any bonus, incentive compensation, profit sharing, retirement, pension, group insurance, death benefit, group health, medical expense reimbursement, cafeteria, dependent care, stock option, stock purchase, stock appreciation rights, savings, deferred compensation, consulting, severance pay or termination pay, vacation pay, life insurance, welfare or other employee benefit or fringe benefit plan, program or arrangement;

         (b) any plan, program or arrangement which is an "employee pension benefit plan" as such term is defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or an "employee welfare benefit plan" as such term is defined in Section 3(1) of ERISA.

For purposes of this Agreement, "ERISA Affiliate" shall mean each person (as defined in Section 3(9) of ERISA) that, together with Seller (or any person whose liabilities Seller has assumed or is otherwise subject to), currently or in the past would be treated as a single employer under Section 4001(b) of ERISA or that would be deemed to be a member of the same "controlled group" within the meaning of section 414(b), (c), (m) and (o) of the Internal Revenue Code of 1986, as amended (the "Code"). The plans, programs and arrangements set forth on
Schedule 2.1.12.1, except for the Multiemployer Plans set forth on Schedule 2.1.12.6, are herein referred to as the "Employee Benefit Plans."

         2.1.12.2. With respect to all employees and former employees of the Business, neither Seller nor any ERISA affiliate of Seller presently maintains, contributes to or has any liability under any funded or unfunded medical, health or life insurance plan or arrangement for present or future retirees or present or future terminated employees except as required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"). Neither Seller nor any ERISA Affiliate of Seller maintains or contributes to a trust, organization or association described in any of Section 501(c)(9), 501(c)(17) or 501(c)(20) of the Code.

         2.1.12.3. With respect to each Employee Benefit Plan which is subject to Title I of ERISA, neither Seller nor any ERISA Affiliate of Seller has failed to comply with any of the material applicable reporting, disclosure or other requirements of ERISA and the Code, and there has been no "prohibited transaction" which would result in any material excise taxes under Section 4975 of the Code or material liability for a breach of Section 406 of ERISA.

         2.1.12.4. To the Knowledge of Seller and Parent, neither Seller nor any ERISA Affiliate of Seller, nor any of their respective directors, officers, employees or any other

"fiduciary," as such term is defined in Section 3(21) of ERISA, has any material liability for failure to comply with ERISA or the Code for any action or failure to act in connection with the administration or investment of the Employee Benefit Plans.

         2.1.12.5. With respect to the Employee Benefit Plans and the Multiemployer Plans set forth on Schedule 2.1.12.6, all applicable contributions and premium payments for all periods ending prior to the Closing Date (including periods from the first day of the then current plan year to the Closing Date) have been made, and shall be made prior to the Closing Date in accordance with past practice and with any applicable collective bargaining agreement.

         2.1.12.6. Except as set forth on Schedule 2.1.12.6, neither Seller nor any ERISA Affiliate of Seller presently maintains, contributes to or has any liability (including current or potential withdrawal liability) with respect to any Multiemployer Plan as such term is defined in Section 3(37) of ERISA.

         2.1.12.7. Except as set forth in Schedule 2.1.10, to the Knowledge of Seller or Parent, there is no pending or threatened legal action, proceeding or investigation against or involving any Employee Benefit Plan maintained by Seller or any ERISA Affiliate of Seller or Multiemployer Plan set forth on
Schedule 2.1.12.6 (other than routine claims for benefits) which could reasonably be expected to give rise to a material liability for Seller or any ERISA Affiliate of Seller, and, to the Knowledge of Seller or Parent, there is no basis for or fact which could give rise to any such legal action, proceeding or investigation.

         2.1.12.8. , There has been no act or acts which would result in a material disallowance of a deduction or the imposition of a material tax pursuant to Section 4980B, or with regard to plan years beginning before December 31, 1988, Section 162(i) of the Code as in effect immediately prior to the enactment of the Technical and Miscellaneous Revenue Act of 1988, or any regulations promulgated thereunder, whether final, temporary or proposed.

          2.1.12.9. Seller is not in breach of its obligations under any collective bargaining agreement with respect to any Multiemployer Plan.

         2.1.12.10. No amendment has been made, or is reasonably expected to be made, to any Employee Benefit Plan that has required or could reasonably be expected to require the provision of security under ERISA Section 307 or Code
Section 401(a)(29).

         2.1.12.11. No accumulated funding deficiency, whether or not waived, exists with respect to any Employee Benefit Plan and, to the Knowledge of Seller of Parent, no event has occurred or circumstance exists that may result in an accumulated funding deficiency as of the last day of the current plan year of any such Plan.

         2.1.12.12. To the Knowledge of Seller or Parent, no reportable event (as defined in ERISA Section 4043 and in regulations issued thereunder), for which notice to the Pension Benefit Guaranty Corporation (PBGC) is not waived, has occurred with respect to any Employee Benefit Plan.

         2.1.12.13. To the Knowledge of Seller or Parent, there is no fact or circumstance that could give rise to any material liability of Seller or any ERISA Affiliate of Seller to the PBGC with respect to the Pension Plan under Title IV of ERISA (other than the payment of premiums in the ordinary course of business).

         2.1.12.14. The 401(k) Plan maintained by Seller is qualified in form under Code Section 401(a); the trust for such Plan is exempt from Federal income tax under Code Section 501(a). To the Knowledge of Seller or Parent, no event has occurred or circumstance exists that will or could give rise to disqualification of such Plan or loss of tax-exempt status of such trust. The 401(k) Plan has received a favorable determination letter from the Internal
Revenue Service evidencing compliance with the relevant provisions of the Tax Reform Act of 1986.

         2.1.13. Taxes. Parent has filed or caused to be filed or will cause to be filed in the case of taxable periods which have not yet closed or for which no filing is yet due with the appropriate Federal, State, local and foreign Governmental Entities all Tax Returns required to be filed by them with respect to the Business on or prior to the Closing Date (taking into account all extensions of due dates) and Seller has paid or adequately reserved or provided for all Taxes shown thereon as owing. Except as set forth on Schedule 2.1.13, to the Knowledge of Seller, no Governmental Entity has proposed any adjustment to any such Tax Return which adjustment relates to the Business , unless such adjustment has been adequately provided for or satisfied or would not have a Material Adverse Effect.

         2.1.14.  Environmental  Matters.  (a) Except as listed or  described on
Schedule 2.1.14 or in the environmental evaluations or so-called "Phase I report" relating to the Leased Real Property (the "Phase I"), a copy of which has previously been delivered to Purchaser, (i) neither Seller nor any of its Affiliates has any liability under any Environmental Law (including without limitation any obligation to remediate any Environmental Condition) applicable to the Leased Real Property, (ii) neither Seller nor any of its Affiliates is in violation of any Environmental Law with respect to the Business, (iii) Seller is in compliance in all material respects with the terms and conditions of required permits, licenses and authorizations in its conduct of the Business and its use of the Leased Real Property, (iv) To the Knowledge of Seller, no past or present events, circumstances, practices, incidents or actions have occurred which would give rise to an Environmental Condition, and (v) there exists no Environmental Condition with respect to the Leased Real Property or the Business, which liability, violation or Environmental Condition specified in (i), (ii) (iii),
(iv) or (v) would have a Material Adverse Effect.

         (b) For purposes of this Agreement, (i) the term "Environment" means soil, surface waters, groundwaters, land, surface or subsurface strata, ambient air or any other environmental medium, (ii) the term "Environmental Condition" means a condition with respect to the Environment which is reasonably likely to result in an Indemnifiable Loss with respect to the Business, and (iii) the term "Environmental Law" means any Law for the protection of the Environment.

         2.1.15. Receivables. The accounts receivable of the Business being conveyed hereunder will at the Closing be owned by Seller free and clear of all claims, encumbrances, credits, backcharges, counterclaims, setoffs and deductions and are not subject to additional requirements of performance by Seller and such receivables have not been billed or collected for a greater percentage of the work done or material supplied than has actually been performed or supplied by Seller. To the Knowledge of Seller, the value of the accounts receivable at Closing shall be collectible by Purchaser except as otherwise reserved on the Balance Sheet.

         2.1.16. Related Party Agreements. No affiliate, officer or director of Seller or Parent o r any related person has, directly or indirectly, entered into any transaction with Seller related to the Business except for arrangements reflected on the Balance Sheet. For purposes of this Agreement, the term "related person" shall mean and include any person related to any affiliate, officer or director of Seller or Parent by blood or by marriage or any corporation, partnership, proprietorship, trust or other entity in which any officer or director of Seller or Parent (or any spouse, ancestor, or descendent of the same) has more than a five percent (5%) legal or beneficial interest.

         2.1.17. Inventory. To the Knowledge of Seller, the inventory of Seller included in the Acquired Assets (whether raw materials, purchased components, manufactured parts, work in process, finished goods or other) does not contain any items which are not currently usable or saleable in the ordinary course of the Business, except as otherwise reserved on the Balance Sheet. Raw materials and purchased components shall be valued individually in accordance with GAAP consistently applied. Work in process (consisting of manufactured parts and subassemblies) and finished goods shall be valued at the sum of the value of the raw material and purchased components, direct labor and factory burden applicable to such items of work in process and finished goods as further set forth herein: (a) Raw materials and purchased components shall be valued in accordance with GAAP consistently applied, (b) direct labor shall be valued at Seller's actual labor, consistent with Seller's costing methods used by Seller as of the Balance Sheet Date and not inconsistent with GAAP, and (c) factory burden shall be expressed as a percentage of direct labor cost for the respective products which percentage shall be those used by Seller as of the Balance Sheet Date, adjusted to eliminate any costs which may be inconsistent with GAAP in the calculation of burden. All items of inventory on hand at the Scranton, Pennsylvania and Carson, California facilities of Seller that are included in the physical counts at the Closing but not yet set forth or reflected in Seller's accounts payable reported at the Closing shall be disclosed to Purchaser, as shall all items of inventory (and their locations) held at locations other than Seller's Scranton and Carson facilities (if any).

         2.1.18. No Material Nondisclosures. To the Knowledge of Seller, there is no fact which would have a Material Adverse Effect or in the future may (so far as can now be reasonably foreseen) have a Material Adverse Effect on the Business or the Acquired Assets which has not been set forth in this Agreement.

         2.1.19. Certification of Products. To the Knowledge of Seller, the products of the Business manufactured and sold by Seller prior to Closing have, where necessary, been qualified under and comply in all material respects with the specifications and requirements of applicable rating and compliance agencies and safety standards.

         2.1.20. Employment Activity. To the Knowledge of Seller, as of the date of Closing, with respect to the employees of the Business, Seller is in compliance in all material respects with all applicable laws respecting employment, employment practices, non-discrimination in employment, terms and conditions of employment and wages and is not engaged in any unfair labor practice. There is no labor strike or labor disturbance pending or threatened against Seller nor is any grievance currently being asserted against Seller except as listed in Schedule 2.1.10 and Seller is not experiencing a work stoppage or other material labor difficulties with respect to the Business.

         2.1.21. Liabilities. To the Knowledge of Seller, the obligations and liabilities assumed by Purchaser hereunder have been accurately and completely set forth or disclosed by Seller and, to the extent that supporting documentation exists, Seller has delivered to Purchaser supporting documentation necessary to timely pay, address or satisfy such obligations and liabilities.

         2.1.22. Other Intangibles. The intangibles being conveyed to Purchaser pursuant to this Agreement, including engineering drawings, bills of material, manufacturing data, software information system programs and other intangibles, are all of such items used in the Business that are in the possession of Seller. Seller has no knowledge that any customers of the Business will not continue to be customers of Purchaser or that any suppliers or vendors having business relationships with Seller with respect to the Business will not continue to have such relationships with Purchaser subsequent to the Closing.

         2.1.23. Product Warranties. To the Knowledge of Seller, Seller, in operating the Business prior to the date of Closing, has not sold any Products or performed any services related thereto, under the Anemostat name, which fail to comply with any express warranty of Seller applicable to such Products or Services, except as set forth on Schedule 2.1.23.

         2.2. Representations and Warranties of Purchaser. Subject to Section 2.3, Purchaser represents and warrants to Seller as of the date of this Agreement and at the Closing Date as follows:

         2.2.1. Authorization and Effect of Agreement. Purchaser has the requisite corporate power to execute and deliver this Agreement and to perform the transactions contemplated hereby to be performed by it. All necessary corporate action required to be taken for the due authorization of the execution and delivery by Purchaser of this Agreement and the performance by Purchaser of the transactions contemplated hereby to be performed by Purchaser has been duly taken by Purchaser. This Agreement has been duly executed and delivered by Purchaser and, assuming the due execution and delivery of this Agreement by Seller, constitutes a valid and binding obligation of Purchaser.

         2.2.2. No Restrictions. The execution and delivery of this Agreement by Purchaser does not, and the performance by Purchaser of the transactions contemplated hereby to be performed by Purchaser will not conflict with, or result in any material violation of, or constitute a material default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, any provision of the charter or bylaws or comparable governing documents of Purchaser, or any indenture, mortgage, deed of trust or other agreement or Permit applicable to Purchaser. No material consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to Purchaser under an applicable Law in connection with the execution and delivery of this Agreement by Purchaser or the performance by Purchaser of the transactions contemplated hereby to be performed by Purchaser, except for the filing of a premerger notification report by Purchaser under the HSR Act and as listed or described on Schedule 2.2.2.

         2.2.3. Financial Capacity. Purchaser has cash on hand sufficient to satisfy all of its obligations under this Agreement.

         2.3. Certain Limitations on Representations and Warranties. (a) Each of the parties is a sophisticated legal entity that was advised by experienced counsel and, to the extent it deemed necessary, other advisors in connection with this Agreement. Accordingly, each of the parties hereby acknowledges that
(i) no party has relied or will rely upon any document or written or oral information previously furnished or made available to or discovered by it or its representatives, other than this Agreement (including the Schedules hereto) or such of the foregoing as are delivered at the Closing, (ii) there are no representations or warranties by or on behalf of any party hereto or any of its respective Affiliates or representatives other than those expressly set forth in this Agreement, and (iii) the parties' respective rights, obligations and remedies with respect to this Agreement and the events giving rise thereto will be solely and exclusively as set forth in this Agreement and the letter agreement dated July 21, 1998 between Purchaser and First Chicago Capital Markets, Inc., acting on behalf of Parent and Seller (the "Confidentiality Agreement").

         (b) The representations and warranties made in this Agreement by Seller will be deemed for all purposes to be qualified by the disclosures made in the Schedules, regardless of whether in the case of any particular representation and warranty such representation or warranty refers to the Schedule in which the disclosure is made or to any other Schedule so long as the relevance of a matter to the representation or warranty in question on any such other Schedule is reasonably apparent.


                                                  III.  COVENANTS

         3.1. Investigation by Purchaser. (a) Prior to the Closing, upon reasonable notice from Purchaser to Seller given in accordance with this Agreement, Parent will cause Seller to afford to the officers, attorneys, accountants or other authorized representatives of Purchaser reasonable access during normal business hours to the facilities, assets and the books and records of the Business so as to afford Purchaser a reasonable opportunity to make, at their sole cost and expense, such review, examination and investigation of the Business as Purchaser may reasonably desire to make, provided, however, no so-called "Phase I" (i.e., documentary review and walk-through site inspection) preliminary environmental evaluation and no borings or other so-called "Phase II" environmental examinations will be performed without Parent's prior written consent which may be given or withheld in Parent's sole discretion. Purchaser will be permitted to make extracts from or to make copies of such books and records as may be reasonably necessary. Purchaser will not contact any employee of Seller or Parent without the prior approval of an authorized representative of Parent. Prior to the Closing, Parent will furnish to Purchaser, or cause to be furnished to Purchaser, such financial and operating data and other information pertaining to the Business as Purchaser may reasonably request; provided, however, that nothing in this Agreement will obligate Parent or Seller to take actions that would unreasonably disrupt the normal course of their businesses, violate the terms of any applicable Law or any contract or agreement to which Parent or Seller is a party or by which Parent or Seller or any of their assets are subject, or grant access to any proprietary or confidential information. The covenants set forth in this Section 3.1 will not survive the Closing.

         (b) Subject to Section 3.2, whether or not the Closing occurs, Purchaser will, and will cause each of its Affiliates to, treat in confidence all documents, materials and other information (including without limitation information relating to supply and sales agreements and relationships with third Persons) disclosed by or on behalf of Parent or Seller, whether before, during or after the course of the negotiations leading to the execution of this Agreement or thereafter, including without limitation in its investigation of the other parties and in the preparation of agreements, schedules and other documents relating to the consummation of the transactions contemplated hereby. Prior to the Closing, and in the event that this Agreement is terminated, neither Purchaser nor any of its Affiliates will use in their businesses or otherwise any information furnished by Seller not independently known to Purchaser. If this Agreement is terminated, Purchaser and its Affiliates will return to Parent all originals and copies of all non-public documents and materials of the type provided for in this Section 3.1 which have been furnished or made available in connection with this Agreement, and Purchaser will destroy all notes, analyses, compilations, studies or other documents which contain or otherwise reflect such information.

         3.2. Press Releases. Prior to the Closing, no party will issue or cause the publication of any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior consent of Purchaser (in the case of Seller) or Parent (in the case of Purchaser), which consent will not be unreasonably withheld; provided, however, that nothing herein will prohibit any party from issuing or causing publication of any such press release or public announcement to the extent that such party determines such action to be required by Law or the rules of any national stock exchange applicable to it or its Affiliates, in which event the party making such determination will, if practicable in the circumstances, use reasonable efforts to allow the other party reasonable time to comment on such release or announcement in advance of its issuance.

         3.3. Regulatory Filings. (a) Purchaser and Parent have made such filings as may be required by the HSR Act with respect to the consummation of the transactions contemplated by this Agreement. Thereafter, Purchaser and Parent will file or cause to be filed as promptly as practicable with the United States Federal Trade Commission and the United States Department of Justice any supplemental information which may be requested pursuant to the HSR Act. If applicable to the consummation of the transactions contemplated by this Agreement, Purchaser will make such filings and use its respective reasonable efforts to obtain all permits required by Law. To the extent required by Law, Parent will make such filings and use its reasonable efforts to obtain the governmental approvals referred to in Section 2.1.2, and Purchaser will make such filings and use their respective reasonable efforts to obtain the governmental approvals referred to in Section 2.2.2. All filings referred to in this Section 3.3(a) will comply in all material respects with the requirements of the respective Laws pursuant to which they are made.

         (b) Without limiting the generality or effect of Section 3.3(a), each of the parties will (i) use their respective reasonable efforts to comply as expeditiously as possible with all lawful requests of Governmental Entities for additional information and documents pursuant to the HSR Act, (ii) not (A) extend any waiting period under the HSR Act or (B) enter into any agreement with any Governmental Entity not to consummate the transactions contemplated by this Agreement, except with the prior consent of Parent in the case of Purchaser, or Purchaser in the case of Seller or Parent, and (iii) cooperate with each other and use reasonable efforts to cause the lifting or removal of any temporary restraining order, preliminary injunction or other judicial or administrative order which may be entered into in connection with the transactions contemplated by this Agreement, including without limitation the execution, delivery and performance by the appropriate entity of such divestiture, hold-separate or other agreements or actions, as the case may be, as may be necessary to secure the expiration or termination of the applicable waiting periods under the HSR Act or the removal, dissolution, stay or dismissal of any temporary restraining order, preliminary injunction or other judicial or administrative order which prevents the consummation of the transactions contemplated hereby or requires as a condition thereto that all or any part of the Business be held separate and, prior to or after the Closing, pursue the underlying litigation or administrative proceeding diligently and in good faith.

         3.4. Injunctions. Without limiting the generality or effect of any provision of Section 3.3 or Article IV, if any Governmental Entity having jurisdiction over any party issues or otherwise promulgates any injunction, decree or similar order prior to the Closing which prohibits the consummation of the transactions contemplated hereby, the parties will use their respective reasonable efforts to have such injunction dissolved or otherwise eliminated as promptly as possible and, prior to or after the Closing, to pursue the underlying litigation diligently and in good faith.

         3.5. Operation of the Business. Except in connection with or as a result of any matter listed or described on any Schedule, as expressly contemplated herein or as otherwise consented to by Purchaser in writing, prior to the Closing, Seller will:

         (a) Use reasonable efforts to keep the Business in tact and not take or permit to be taken or do or suffer to be done anything other than in the ordinary course of business of the Business as presently conducted, and use reasonable efforts to preserve and maintain the goodwill associated with the Business and the ordinary and customary relationships of the Business with the customers, suppliers, distributors, licensors and others having business relationships with it;

         (b) Continue existing practices relating to the maintenance of the Acquired Assets;

         (c) Not sell, lease or dispose of, or enter into any lease, agreement or other contract for the purchase, sale, lease or disposition of, or subject to Lien, any of the Acquired Assets other than (i) Products, (ii) in the ordinary course of business of the Business, or (iii) pursuant to any Contract listed or described on Schedule 2.1.11 or that would be listed or described on Schedule
2.1.11 but for a dollar, time or other exclusion or exception in Section 2.1.11 (an "Existing Contract");

         (d) Not make any material amendment to any Employee Plan or materially increase the general rates of compensation of Employees, except (i) as required by Law, (ii) in the ordinary course of business of the Business or (iii) pursuant to an Existing Contract;

         (e) Not incur any indebtedness in excess of $500,000 in the aggregate, or guarantee any debt or other liability of any other Person, that would constitute an Assumed Liability;

         (f) Not increase the compensation payable or to become payable by the Seller to any Employee whose annual base compensation exceeds $100,000 except for normal periodic increases of regular salary (not bonuses or other compensation) in the ordinary course of business of the Business that are made in accordance with established compensation policies of the Seller or as required under a Contract listed on Schedule 3.5(f); and

         (g) Not enter into any employment Contract which would be an Assumed Contract and is not terminable at will without Purchaser incurring any liability.

         3.6. Supplemental Schedules. Parent may (but will not be required to), from time to time prior to or at the Closing, by notice in accordance with this Agreement, supplement or amend any Schedule to this Agreement with respect to any matter, including without limitation one or more supplements or amendments to correct any matter which would otherwise constitute a breach of any representation, warranty or covenant herein contained. No such supplement or amendment will affect the rights or obligations of the parties to this Agreement which such party would have had in the absence of such supplement or amendment. Notwithstanding any other provision hereof, if the Closing occurs, any such supplement or amendment of any Schedule will be effective to cure and correct for all purposes any breach of any representation, warranty or covenant, as well as to extinguish Purchaser's right to seek Indemnification pursuant to Article V, which would have existed by reason of Seller not having made such supplement or amendment.

         3.7. Satisfaction of Conditions. Without limiting the generality or effect of any provision of Article IV, prior to the Closing, each of the parties hereto will use its respective reasonable efforts with due diligence and in good faith to satisfy promptly all conditions required hereby to be satisfied by such party in order to expedite the consummation of the transactions contemplated hereby.

         3.8. Bulk Transfer Laws. Purchaser hereby waives compliance by Seller with the provisions of any so-called "bulk transfer" law of any jurisdiction in connection with the sale of the Acquired Assets to Purchaser.

         3.9. Income Statements of the Business. At or prior to the Closing, Seller will deliver to Purchaser statements of the results of operations of the Business ("Income Statements") for each and every month commencing September 1998 through the Closing Date. Such Income Statements fairly present the results of operations of the Business for the periods specified therein, consistent with Seller's past practices and procedures.

         3.10 Product Warranty. At or prior to the Closing Date, Seller shall deliver or cause to be delivered to Purchaser a copy of a standard warranty form (if such a form exists) which, to the Knowledge of Seller, is a standard express product warranty generally used in connection with sales of products of the Business.

                                                 IV.  THE CLOSING

         4.1. Conditions Precedent to Obligations of Purchaser and Seller. The obligations of Purchaser and Seller under this Agreement to consummate the transactions contemplated hereby will be subject to the satisfaction, at or prior to the Closing, of the conditions that (a) subject to the last sentence of this Section 4.1, each of the governmental and other approvals, consents or waivers identified with an asterisk on Schedule 2.1.2 or Schedule 2.2.2 shall have been obtained, (b) there shall not have been entered a preliminary or permanent injunction, temporary restraining order or other judicial or administrative order or decree in any jurisdiction, the effect of which prohibits the Closing , and (c) the waiting period under the HSR Act shall have expired or been terminated. Any of the foregoing conditions may be waived (i) insofar as it is a condition to the obligations of Purchaser, by Purchaser at its option and (ii) insofar as it is a condition to the obligations of Seller, by Seller at its option.

         4.2. Additional Conditions Precedent to Obligations of Purchaser. The obligations of Purchaser under this Agreement to consummate the transactions contemplated hereby will be subject to the satisfaction, at or prior to the Closing, of all of the following conditions, any one or more of which may be waived at the option of Purchaser:

         4.2.1. No Material Misrepresentation or Breach. (a) There shall have been no material breach by Seller in the performance of any of the covenants herein to be performed by it in whole or in part prior to the Closing and (b) the representations and warranties of Seller contained in this Agreement that are qualified as to materiality shall be true and correct, and the representations and warranties of Seller contained in this Agreement that are not so qualified shall be true and correct in all material respects, on the date hereof and as of the Closing Date as if made anew on the Closing Date, except for representations or warranties made as of a specified date, which shall be true and correct in all material respects (or true and correct if qualified by materiality) as of the specified date, and (c) Seller shall have delivered to Purchaser a certificate certifying each of the foregoing, dated the Closing Date and signed by one of its or Parent's executive officers to the foregoing effect;

         4.2.2. Bill of Sale. Seller shall have delivered to Purchaser a bill of sale for the Transfer of the personal property included in the Acquired Assets in the form attached as Exhibit 4.2.2;

         4.2.3. Assignment Agreements. Seller shall have delivered to Purchaser any assignment documents relating to the assignment by Seller to Purchaser of any Acquired Assets reasonably requested by Purchaser for recording or other evidentiary purposes in the form attached as Exhibit 4.2.3; and

         4.2 4. Non-Competition Agreement. Seller and Parent covenant and agree that they will not, for a period of two (2) years after the Closing Date, directly or indirectly, own, manage, operate, control or participate in any business that designs, manufactures or sells any products which are in direct competition with any Product sold or manufactured in the Business as of the Closing Date; provided, however, that nothing in this Section 4.2. 4shall restrict or prevent in any manner Seller or Parent from engaging in any business or related activity (other than the Business) in which it is engaged on the Closing Date, including but not limited to the business of the Ellis and Watts Division of Seller. Seller and Parent agree to execute on the Closing Date the Non-Competition Agreement designated as Exhibit 4.2. 4 to this Agreement, the terms of which shall control the operation and effect of this Section 4.2.
4.

         4.2.5. Schedules. In the event that Seller supplements or amends any of the Schedules between the date of the signing of this Agreement and the Closing Date, Purchaser reserves the right to object to such supplement or amendment; provided, however, that Purchaser's objection must be reasonable.

         4.3. Additional Conditions Precedent to Obligations of Seller. The obligations of Seller under this Agreement to consummate the transactions contemplated hereby will be subject to the satisfaction, at or prior to the Closing, of all the following conditions, any one or more of which may be waived at the option of Seller:

         4.3.1. No Material Misrepresentation or Breach. (a) There shall have been no material breach by Purchaser in the performance of any of the covenants herein to be performed by Purchaser in whole or in part prior to the Closing,
(b) the representations and warranties of Purchaser contained in this Agreement that are qualified as to materiality shall be true and correct and the representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects as of the Closing Date, except for representations or warranties made as of a specified date, which shall be true and correct in all material respects (or true and correct if qualified by materiality) as of the specified date, and (c) Purchaser shall have delivered to Parent a certification of each of the foregoing, dated the as of the Closing Date and signed by one of its executive officers to the foregoing effect;

         4.3.2. Assumption Agreement. Purchaser shall have delivered to Seller an assumption agreement substantially in the form of Exhibit 4.3.2 related to the Assumed Liabilities;

         4.3.3. Real Property Purchase Agreement. Seller shall have received a signed Agreement substantially in the form of Exhibit 4.3.3(a), pursuant to which Keyser Properties, Inc. shall purchase the Real Property located at 888 North Keyser Avenue, Scranton, Pennsylvania 18504 ("the Real Property"), from Seller, and Seller shall have received from Purchaser a guarantee of the performance of Keyser Properties, Inc. thereunder in the form of Exhibit 4.3.3(b); and

         4.3.4. Closing Purchase Price. Purchaser shall have delivered to Parent in the manner specified in Section 1.4 an amount equal to the Closing Price; and

         4.4. The Closing. (a) Subject to the fulfillment or waiver of the conditions precedent specified in Sections 4.1, 4.2 and 4.3, the consummation of the purchase of the Acquired Assets and assumption of the Assumed Liabilities contemplated hereby (the "Closing") will take place on March 26, 1999 or such other date as provided in Section 4.4(b) (the "Closing Date"). The Closing will take place at 9:00 a.m., Eastern Standard Time, at 905 West Boulevard North, Elkhart, Indiana 46514.

         (b) Subject to Section 4.5(b), if the Closing has not occurred by the date specified in Section 4.4(a), then the Closing Date will be extended to the earlier of (a) the business day after the conditions set forth in Section 4.1 have been satisfied and (b) such other date, on or prior to the 30th calendar day after the date hereof, to which Purchaser and Parent mutually agree.

         4.5. Termination. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated at any time prior to the Closing:

         (a)  By the mutual written consent of Purchaser and Seller;

         (b) By either Purchaser or Seller if the Closing shall not have occurred on or before the 60th calendar day after the date hereof; provided the failure to consummate the transactions contemplated hereby on or before such date did not result from the failure by the party seeking termination of this Agreement to fulfill any undertaking or commitment provided for herein that is required to be fulfilled before the Closing; or

         (c) By either Purchaser or Seller if there shall have been entered a final, nonappealable order or injunction of any Governmental Entity restraining or prohibiting the consummation of the transactions contemplated hereby or any material part thereof.

In the event of the termination of this Agreement under this Section 4.5, each party hereto will pay all of its own fees and expenses. There will be no further liability hereunder on the part of any party hereto if this Agreement is so terminated, except under Section 3.1(b) or by reason of an intentional breach of any covenant contained in this Agreement, including without limitation the covenants contained in Sections 3.3(b), 3.4 and 3.7.

         4.6  Transactions to be Effected at the Closing.  At the Closing:

         (a) Seller will deliver or cause to be delivered to Purchaser the documents described in Section 4.2; and

         (b) Purchaser will deliver to Seller payment of the Closing Price as provided in Section 1.4(b) and the documents described in Section 4.3.

                                         V.  SURVIVAL AND INDEMNIFICATION

         5.1. Survival of Representations, Warranties and Covenants. (a) Each of the representations and warranties contained in Article II will survive the Closing and remain in full force and effect until the last calendar day of the fifteenth month following the Closing Date, except that the representations and warranties set forth in Sections 2.1.1, 2.2.1 and 2.1.13 will survive the Closing and remain in full force and effect until the expiration of the statute of limitation applicable to breaches of contractual obligations. Any claim for indemnification with respect to any of such matters which is not asserted by a notice given as herein provided specifically identifying the particular breach underlying such claim and the facts and Indemnifiable Loss relating thereto, within such specified periods of survival may not be pursued and is hereby irrevocably waived.

         (b) The covenants contained in Sections 3.3(b), 3.4, 3.8, 7.2 and 7.8 and in this Article V and in Articles I, VI and VII, will survive the Closing and remain in effect indefinitely unless a specified period is otherwise set forth in this Agreement (in which event such specified period will control). All other covenants contained in this Agreement will terminate, without further action, upon the occurrence of the Closing, with the result that any claim for an alleged breach of any such covenant may not be pursued and is hereby irrevocably waived.

         5.2. Limitations on Liability. (a) For purposes of this Agreement, (i) "Indemnity Payment" means any amount of Indemnifiable Losses required to be paid pursuant to this Agreement, (ii) "Indemnitee" means any person entitled to indemnification under this Agreement, (iii) "Indemnifying Party" means any person required to provide indemnification under this Agreement, (iv) "Indemnifiable Losses" means any and all claims, demands, actions, suits or proceedings (by any person, including without limitation any Governmental Entity), settlements and compromises relating thereto and reasonable attorneys' fees and expenses in connection therewith, losses, liabilities, costs and expenses, reduced by the amount of insurance proceeds recoverable by the Indemnitee or an Affiliate of the Indemnitee from any person that is not the Indemnitee or an Affiliate of the Indemnitee, and (v) "Third Party Claim" means any claim, demand, action, suit or proceeding made or brought by any person who or which is not a party to this Agreement or an Affiliate of a party to this Agreement.

         (b) Notwithstanding anything to the contrary contained in this Agreement, if the Closing occurs, no claim for indemnification may be asserted under Section 5.3 with respect to any matter discovered by or known to the prospective Indemnitee on or before the Closing Date. For the purposes of this paragraph, in the event that the Purchaser is the prospective Indemnitee, "known to" Purchaser shall not include the knowledge of any employee of Purchaser who, prior to the Closing Date, was an employee of Seller or Parent.

         (c) Notwithstanding any other provision in this Agreement or of any applicable Law, no Indemnitee will be entitled to make a claim against an Indemnifying Party under Section 5.3(a) or Section 5.3(b) unless and until the aggregate amount of claims which may be asserted for Indemnifiable Losses under
Section 5.3(a) or Section 5.3(b) exceeds $250,000; provided, however, that when the aggregate amount of claims which may be asserted for Indemnifiable Losses under Section 5.3(a) or Section 5.3(b) has exceeded $250,000, then an Indemnitee will be entitled to make a claim against an Indemnifying Party under Section 5.3(a) or Section 5.3(b) for Indemnifiable Losses in excess of $50,000.

         (d) Notwithstanding any other provision of this Agreement, the indemnification obligations of Parent and Seller under Section 5.3(a) will not exceed $2.5 million and will not extend beyond the last calendar day of the fifteenth month following the Closing Date.

         (e) As between Seller and any of its Affiliates, on the one hand, and Purchaser and any of its Affiliates (collectively, the "Purchaser Companies"), on the other hand, the rights and obligations set forth in this Article V will be the sole and exclusive rights, obligations and remedies with respect to this Agreement, the events giving rise to this Agreement and the transactions provided for herein or contemplated hereby. Without limiting the generality or effect of the foregoing, as a material inducement to the other parties hereto entering into this Agreement, and in light of, among other factors, the acknowledgments contained in Section 2.3, each of the parties to this Agreement hereby (i) waives any claim or cause of action which it otherwise might assert, including without limitation under the common law or federal or state securities, trade regulation, environmental or other Laws, by reason of this Agreement, the events giving rise to this Agreement and the transactions provided for herein or contemplated hereby (other than in respect of the Confidentiality Agreement, as hereafter defined) except for claims or causes of action brought under and subject to the terms and conditions of this Article V and (ii) agrees that, regardless of the foregoing provisions, no party will have any liability or obligation in respect of any claim or cause of action that is or may be brought (other than in respect of the Confidentiality Agreement) except in respect of an Indemnifiable Loss, and then only to the extent expressly provided in this Article V.

         5.3. Indemnification. (a) Subject to Sections 5.1, 5.2 and 5.4, Seller will indemnify, defend and hold harmless Purchaser and its Affiliates and their respective directors, officers, employees, agents and representatives (including without limitation any predecessor or successor to any of the foregoing) from and against any and all Indemnifiable Losses relating to, resulting from or arising out of:

                         (i) Any material breach by Seller of any of its representations or warranties contained in this Agreement;

                        (ii) Any material breach by Seller of any covenant of Seller contained in this Agreement which requires performance by Seller after the Closing or which required performance by Seller before the Closing and such covenant survives the Closing pursuant to the terms of Section 5.1;

                      (iii) Any Excluded Liability (provided, however, notwithstanding any other provision of this Agreement, that the indemnification obligations of Seller with respect to Excluded Liabilities shall not be subject to the limitations on liability set forth in Sections 5.2(c) and 5.2(d) of this Agreement);

                      (iv) The obligations and liabilities in respect of any and all Products manufactured in the Business prior to the Closing Date with respect to claims for alleged personal injury or property damage;

                      (v) The obligations and liabilities relating to the Excluded Assets;

                      (vi) The conduct of the Business prior to the Closing Date or any liability or obligation to the extent resulting therefrom except to the extent that such liability or obligation is an Assumed Liability under this Agreement;

                      (vii) The conduct of the other businesses of Parent and Seller on or after the Closing Date or any liability or obligation to the extent resulting therefrom ; and

                      (viii) Notwithstanding the provisions of Section 5.3(c) of this Agreement, a Third Party Claim resulting from a violation of an Environmental Law which occurred during the period between January 1, 1996 and the Closing Date or arising out of a condition with respect to the Environment which occurred during the period between January 1, 1996 and the Closing Date, in each case that relates to or arises out of the Leased Real Property, the Real Property or the conduct or operation of the Business ("Environmental Third Party Claim"), provided that (1) the Environmental Third Party Claim does not relate to any condition that was disclosed to Purchaser prior to the Closing Date, or that was otherwise known to Purchaser prior to the Closing Date, including, without limitation, conditions or items disclosed in the so-called "Phase I" environmental evaluation; (2) the Environmental Third Party Claim is not for an item which has been expressly excluded from coverage under the terms of the Insurance Policy described in
         Section 5.3(c) (which is Exhibit 5.3(c) to this Agreement), except for an Environmental Third Party Claim for civil or criminal fines, penalties or assessments expressly excluded from coverage under the terms of the Insurance Policy which are assessed as a direct result of an intentional or negligent act or omission of Seller or Parent and are not assessed due to an intentional or negligent act or omission of Purchaser; and (3) Purchaser has properly and timely submitted the Environmental Third Party Claim to the carrier of the Insurance Policy and has taken all other actions reasonably necessary and appropriate to obtain coverage, provided, however, that in the event that Seller has in its possession information that is reasonably required in order for Purchaser to obtain such coverage, Seller shall provide such information to Purchaser within a reasonable period of time; and (4) the carrier has denied coverage under the Insurance Policy. For the purposes of this paragraph, the 20 calendar day time limit set forth in Section 5.4(a) will begin to run upon Purchaser's receipt from the carrier of a notice of denial of coverage under the Insurance Policy.

         (b) Subject to Sections 5.1, 5.2 and 5.4, Purchaser will indemnify, defend and hold harmless Seller and its Affiliates (including without limitation Parent) and their respective directors, officers, employees, agents and representatives (including without limitation any predecessor or successor to any of the foregoing) from and against any and all Indemnifiable Losses relating to, resulting from or arising out of:

                         (i) Any material breach by Purchaser of any of the representations or warranties of Purchaser contained in this Agreement;

                        (ii) Any material breach by Purchaser of any covenant of Purchaser contained in this Agreement which requires performance by Purchaser after the Closing or which required performance by Purchaser before the Closing and which covenant survives the Closing pursuant to the terms of Section 5.1;

                      (iii) The obligations and liabilities in respect of any and all Products manufactured in the Business on or after the Closing Date with respect to claims for alleged personal injury or property damage;

                      (iv) The obligations and liabilities relating to the Acquired Assets on or after the Closing Date;

                      (v) The obligations and liabilities assumed by Purchaser pursuant to Section 6.2, Section 6.3(b) and Section 6.4;

                      (vi)  Any Assumed Liability; and

                      (vii) The conduct of the Business on or after the Closing Date or any liability or obligation to the extent resulting therefrom.

         (c) Assumption of Liabilities and Indemnification with respect to the Environment and Employee Safety and Health. Seller has agreed to (i) reduce the amount that Purchaser is paying for the Business to cover the cost of certain equipment and other items related to employee safety and health, including, without limitation, safety equipment, machine guarding and asbestos, so that the Purchase Price includes a discount in the amount of $185,000 from what would otherwise have been the purchase price for the Business; (ii) pay the premium to purchase policy of insurance, a specimen of which is attached hereto as Exhibit 5.3(c) ("the Insurance Policy") which provides coverage for certain environmental liabilities in connection with both the Leased Real Property and the Real Property which is being purchased by Keyser Properties, Inc., ("Keyser") in accordance with a separate Agreement substantially in the form of
Exhibit 4.3.3(a) ("the Real Property Purchase Agreement"); and reimburse Purchaser and/or Keyser for amounts actually paid by Purchaser and/or Keyser toward the deductible amount under the Insurance Policy in connection with up to three (3) claims which are made by Purchaser and/or

Keyser under the Insurance Policy (i.e., three $50,000 deductibles or an aggregate of $150,000), as set forth in Section 7.3 of Exhibit 4.3.3(a). In consideration for Seller's agreement to perform items (i) through (iii), Purchaser expressly agrees to assume all obligations and liabilities, of whatever kind and nature, primary or secondary, direct or indirect, absolute or contingent, known or unknown, whether or not accrued, arising before, on or after the Closing Date, arising out of or resulting from the conduct or operation of the Business on the Leased Real Property or the Real Property and
(i) relating to personal injury, property damage, or other claims with respect to employee safety and health (including, without limitation, safety equipment, machine guarding and asbestos), except workers' compensation claims arising or accruing prior to the Closing Date; or ( ii) arising from or relating to the violation of any Environmental Law or otherwise arising out of a condition with respect to the Environment, except as limited by Section 5.3(a)(viii). Purchaser agrees that it will, subject to Sections 5.1 and 5.4, indemnify, defend and hold harmless Seller and its Affiliates (including without limitation Parent) and their respective directors, officers, employees, agents and representatives (including without limitation any predecessor or successor to any of the foregoing) from and against any and all Indemnifiable Losses, as defined in
Section 5.2(a), relating to, resulting from or arising out of such obligations and liabilities. This indemnification shall not be subject to the limitations on liability set forth in Section 5.2 of this Agreement; provided, however, that the indemnification obligations of Purchaser under this Section 5.3(c) shall not exceed $10 million.

         (d) The rights of the parties under the various clauses of Sections 5.3 are cumulative and not exclusive.

         5.4. Defense of Claims. (a) If any Indemnitee receives notice of the assertion or commencement of any Third Party Claim against such Indemnitee with respect to which an Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnitee will give such Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 20 calendar days after receipt of such notice of such Third Party Claim. Such notice by the Indemnitee will describe the Third Party Claim in reasonable detail, will include copies of all material written evidence thereof and will indicate the estimated amount, if reasonably practicable, of the Indemnifiable Loss that has been or may be sustained by the Indemnitee. The Indemnifying Party will have the right to participate in or, by giving written notice to the Indemnitee, to assume, the defense of any Third Party Claim at such Indemnifying Party's own expense and by such Indemnifying Party's own counsel and the Indemnitee will cooperate in good faith in such defense.

         (b) If, within ten calendar days after giving notice of a Third Party Claim to an Indemnifying Party pursuant to Section 5.4(a), an Indemnitee receives written notice from the Indemnifying Party that the Indemnifying Party has elected to assume the defense of such Third Party Claim as provided in the last sentence of Section 5.4(a), the Indemnifying Party will not be liable for any legal expenses subsequently incurred by the Indemnitee in connection with the defense thereof; provided, however, that if the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Third Party Claim within ten calendar days after receiving written notice from the Indemnitee that the Indemnitee believes the Indemnifying Party has failed to take such steps, the Indemnitee may assume its own defense, and the Indemnifying Party will be liable for all reasonable costs or expenses paid or incurred in connection therewith. Without the prior written consent of the Indemnitee, the Indemnifying Party will not enter into any settlement of any Third Party Claim which would lead to liability or create any financial or other obligation on the part of the Indemnitee for which the Indemnitee is not entitled to indemnification hereunder. If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnitee for which the Indemnitee is not entitled to indemnification hereunder and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party will give written notice to the Indemnitee to that effect. If the Indemnitee fails to consent to such firm offer within ten calendar days after its receipt of such notice, the Indemnitee may continue to contest or defend such Third Party Claim and, in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim will not exceed the amount of such settlement offer.

         (c) Any claim by an Indemnitee on account of an Indemnifiable Loss which does not result from a Third Party Claim (a "Direct Claim") will be asserted by giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 calendar days after the Indemnitee becomes aware of such Direct Claim. Such notice by the Indemnitee will describe the Direct Claim in reasonable detail, will include copies of all material written evidence thereof and will indicate the estimated amount, if reasonably practicable, of the Indemnifiable Loss that has been or may be sustained by the Indemnitee. The Indemnifying Party will have a period of 30 calendar days within which to respond in writing to such Direct Claim. If the Indemnifying Party does not so respond within such 30 calendar day period, the Indemnifying Party will be deemed to have rejected such claim, in which event the Indemnitee will be free to pursue such remedies as may be available to the Indemnitee on the terms and subject to the provisions of this Agreement.

         (d) A failure to give timely notice or to include any specified information in any notice as provided in Sections 5.4(a), 5.4(b) or 5.4(c) will not affect the rights or obligations of any party hereunder except and only to the extent that, as a result of such failure, any party which was entitled to receive such notice was deprived of its right to recover any payment under its applicable insurance coverage or was otherwise prejudiced as a result of such failure.

         (e) If the amount of any Indemnifiable Loss, at any time subsequent to the making of an Indemnity Payment, is reduced by recovery, settlement or otherwise under or pursuant to any insurance coverage, or pursuant to any claim, recovery, settlement, rebate or other payment by or against any other Person, the amount of such reduction, less any costs, expenses, premiums or taxes incurred in connection therewith, together with interest thereon from the date of payment thereof at the rate of interest described in Section 1.5(d), will promptly be repaid by the Indemnitee to the Indemnifying Party. Upon making any Indemnity Payment the Indemnifying Party will, to the extent of such Indemnity Payment, be subrogated to all rights of the Indemnitee against any third Person that is not an Affiliate of the Indemnitee on an insurer of the Indemnitee in respect of the Indemnifiable Loss to which the Indemnity Payment relates; provided, however, that (i) the Indemnifying Party shall then be in compliance with its obligations under this Agreement in respect of such Indemnifiable Loss and (ii) until the Indemnitee recovers full payment of its Indemnifiable Loss, any and all claims of the Indemnifying Party against any such third Person on account of said Indemnity Payment will be subrogated and subordinated in right of payment to the Indemnitee's rights against such third Person. Without limiting the generality or effect of any other provision hereof, each such Indemnitee and Indemnifying Party will duly execute upon request all instruments reasonably necessary to evidence and perfect the above-described subrogation and subordination rights.

                                         VI.  OTHER POST-CLOSING COVENANTS

         6.1. Employees and Employee Benefit Plans. (a) Effective as of the Closing, Purchaser will, or will cause one of its Affiliates to, offer employment to each person employed primarily in the Business as of the Closing Date (including without limitation any Employee on short term disability or an approved leave of absence) ("Employees") with compensation and employee benefits that are, in the aggregate, comparable to the compensation and employee benefits of such Employees immediately prior to the Closing Date (other than the Pension
Plan). Employees who accept offers of employment with the Purchaser or one of its Affiliates will become "Hired Employees." If, within one year following the Closing Date, Purchaser or an Affiliate of Purchaser terminates the employment of any Hired Employee with Purchaser and all of its Affiliates and such termination of employment is without cause (and for a reason other than death), Purchaser will, or will cause one of its Affiliates to, provide to each such terminated Hired Employee a severance benefit that is not less favorable than the severance benefit to which such Hired Employee would have been entitled had such Hired Employee's employment been terminated immediately prior to the Closing Date under the terms of an applicable severance plan or policy listed or described on Schedule 2.1.12.1 (but only if, and to the extent, such Hired Employee was covered by such plan or policy immediately prior to the Closing
Date).

         (b) Effective as of the Closing Date, and for a period of one year after the Closing Date, Purchaser will, or will cause one of its Affiliates to, provide Hired Employees with employee benefits that are comparable to, in the aggregate, the employee benefits provided to such Hired Employees by Seller immediately prior to the Closing Date (other than the Pension Plan).

         (c) Purchaser agrees that each Hired Employee will receive credit for his or her years of service with Seller or any of its Affiliates prior to the Closing in determining eligibility and vesting under the Purchaser's employee benefit plans, and in determining the amount of benefits under any applicable sick leave, vacation or severance plan of the Purchaser. Notwithstanding the foregoing, it is agreed that if Purchaser makes available to Hired Employees a plan providing a profit-sharing contribution ("Profit-Sharing Plan"), in addition to, or in combination with, a 401(k) plan, the Profit-Sharing Plan may require that a Hired Employee have one year of service with Purchaser or one of its Affiliates prior to being eligible to participate in the Profit-Sharing Plan. Purchaser will, or will cause one of its Affiliates to, offer such Hired Employees and their dependents as of the Closing coverage under a group health plan substantially similar to the coverage (including dependent coverage) that was provided by Seller or any of its Affiliates immediately prior to the Closing and will waive any waiting period and preexisting condition limitations applicable to Hired Employees and eligible dependents under any such group health plan made available to Hired Employees and eligible dependents to the extent that a Hired Employee's or Hired Employee's eligible dependent's condition would not have operated as a preexisting condition limitation under the applicable group health plan of or sponsored by Seller or any of its Affiliates prior to Closing, and Purchaser will, or will cause one of its Affiliates to, take all action necessary to ensure that such Hired Employees and eligible dependents are given full credit for all co-payments and deductibles incurred under the applicable group health plan of or sponsored by Seller or any of its Affiliates for the plan year that includes the Closing Date.

         (d) Schedule 6.1(d) to this Agreement contains the name, address, hire date, job title, current base salary, bonus (if any), years of service and current employment status of each Employee. To the Knowledge of Seller, Schedule 6.1(d) is an accurate listing.

         6.2. Assumption of Obligations. (a) Effective as of the Closing, Purchaser will, or will cause one of its Affiliates to, assume and be solely responsible for all liabilities and obligations of Seller and each of its Affiliates relating to employment of any Hired Employee, incurred prior to the Closing, to the extent reflected or reserved against on the Closing Date Balance Sheet, or incurred after the Closing Date, except to the extent that any of such liabilities or obligations are expressly retained by Seller or any of its Affiliates pursuant to Section 6.3(a) or are pursuant to an Excluded Contract. A medical claim is treated as "incurred" when the services or material giving rise to the claim are provided.

         (b) Subject to the applicable representations and warranties set forth in Section 2.1.12 above, effective as of the Closing, Purchaser will, or will cause one of its Affiliates to, assume and be solely responsible for any liability or obligation to provide Employees and former Employees and their qualified beneficiaries with continuation coverage (within the meaning of Section 4980B(f)(2) of the Code) under each Employee Benefit Plan and Multiemployer Plan that is a group health plan, including without limitation any liability or obligation to provide such Employees and former Employees with the notice required under Section 4980B(f)(6) of the Code with respect to qualifying events that occur as a result of the transfer of the Acquired Assets.

         6.3. Retirement Plans. (a) As of the Closing, Seller will cause Employees as of the Closing Date to be fully vested in their accrued benefits under the Retirement Plans, as defined in Section 1.2(b)(vii). As of the Closing, Seller will no longer accept contributions to the 401(k) Plan with respect to any Hired Employees and Seller will no longer match employee contributions to the 401(k) Plan with respect to any Hired Employees. Neither Purchaser nor any of its Affiliates will assume any liabilities or obligations with respect to the Retirement Plans, which will be retained by Seller, or with respect to any claims made with respect to benefits allegedly payable thereunder.

         (b) The following provisions shall apply with respect to the Sheet Metal Workers' National Pension Fund (the "Multiemployer Pension Plan") to which Seller contributes pursuant to the applicable collective bargaining agreements so that the transfer of the Acquired Assets shall be covered under Section 4204 of ERISA and shall not be deemed a complete or partial withdrawal under Title IV of ERISA:

                  (1) Effective on and after the Closing Date, Purchaser or one of its Affiliates shall contribute to the Multiemployer Pension Plan for substantially the same number of contribution base units for which Seller had an obligation to contribute under the applicable collective bargaining agreement.

                  (2) Purchaser and Seller shall (i) prior to the Closing Date, jointly inform the Multiemployer Pension Plan in writing of their intention that the sale of assets hereunder be covered by Section 4204 of ERISA, and (ii) immediately upon signing of this Agreement, use their best efforts to demonstrate jointly to the satisfaction of the Multiemployer Pension Plan that no Purchaser's bond or escrow is required under Section 4204( a)(1)(B) of ERISA and the regulations promulgated thereunder, and that Seller's secondary liability under Section

4204( a)(1)(C) of ERISA should be waived. If after reasonable such efforts, Purchaser and Seller are unable to so demonstrate to the satisfaction of the Multiemployer Pension Plan, the Purchaser shall , within ten (10) days of receiving such determination from the Multiemployer Pension Plan, but in no event later than December 31, 1999, provide to the Multiemployer Pension Plan a bond issued by a corporate surety company that is an acceptable surety for purposes of ERISA Section 412, or an amount held in escrow by a bank or similar financial institution satisfactory to the Multiemployer Pension Plan, in an amount equal to the greater of:

                  (i) the average annual contribution required to be made by Seller with respect to the operations of the Business covered under the Multiemployer Pension Plan for the three plan years preceding the plan year in which the Closing Date occurs, or

                  (ii) the annual contribution that Seller was required to make with respect to the operations of the Business under the Multiemployer Pension Plan for the last plan year before the plan year in which the Closing Date occurs.

Such bond or escrow shall be maintained by Purchaser for a period of five plan years commencing with the first plan year beginning after the Closing Date. The bond or escrow shall be paid to the Multiemployer Pension Plan if the Purchaser withdraws from such plan, or fails to make a contribution to such plan when due, at any time during the first five plan years beginning after the Closing Date.

                  (3) If during the first five plan years beginning after the Closing Date, the Purchaser withdraws in a complete or partial withdrawal with respect to the operations of the Business covered by the Multiemployer Pension Plan, Seller will be secondarily liable for any withdrawal liability it would have had to the Multiemployer Pension Plan with respect to such operations (but for ERISA Section 4204) if the liability of the Purchaser with respect to the Multiemployer Pension Plan is not paid. In lieu of incurring such secondary liability, Seller shall have the right in its discretion to pay any withdrawal liability of Purchaser in the event it deems it in its best interests to do so.

                  (4) Purchaser shall provide written notice to Seller within thirty (30) days prior to any request by Purchaser to the Pension Benefit Guaranty Corporation (PBGC) of a request for a variance from the bond or escrow requirement set forth in Section 6.3(b)(2). Purchaser and Seller shall jointly inform the PBGC in writing of their intention that the sale of assets hereunder be covered by Section 4204 of ERISA, and use their best efforts to demonstrate jointly to the satisfaction of the PBGC that no Purchaser's bond or escrow is required under Section 4204(a)(1)(B) of ERISA and the regulations promulgated thereunder, and that Seller's secondary liability under Section 4204( a)(1)(C) should be waived. If the PBGC fails to grant a variance both with respect to the bond or escrow requirement as to Purchaser and as to the secondary liability of Seller, Purchaser shall continue to maintain the bond or escrow required under
Section 6.3(b)(2) until the end of the five plan year period specified therein.

                  (5) Purchaser agrees to require the surety bonding company or escrow agent to give Seller notice within thirty days after the failure to timely pay any premium on any bond required under Section 6.3(b)(2), or any other default on any such bond or escrow within the first five plan years of the Multiemployer Pension Plan immediately following the Closing Date.

                  (6) Purchaser agrees to indemnify and hold harmless Seller for any withdrawal liability imposed by the Multiemployer Pension Plan in connection with the transactions described in this Agreement and from and against any liability, damages, cost or expense that Seller may incur as a result of Purchaser's failure to timely post a bond or escrow funds, if required by the Multiemployer Pension Plan, or as a result of Purchaser's failure to timely pay any premium on such bond or Purchaser's default for any other reason with respect to its obligation to provide such bond or escrow such funds.

                  (7) Purchaser shall provide to the Multiemployer Pension Plan or the PBGC any security required in the event of Purchaser's liquidation or distribution of all or substantially all of its assets during the five plan year period.

                  (8) If all, or substantially all, of Seller's assets are distributed, or if the Seller is liquidated, before the end of the five plan year period, then Seller shall provide a bond or amount in escrow to the extent required by the Multiemployer Pension Plan.

         6.4. Employment and Plan Amendments or Terminations. Except as provided in Section 6.1, no provision of this Section 6 will limit Purchaser's or any of its Affiliates' right and authority to discontinue, suspend or modify the employment of any Hired Employee or benefits provided to any or all Hired Employees and dependents after the Closing; provided, however, that in the event of any such discontinuance, suspension or modification Purchaser will, or will cause one of its Affiliates to, remain liable for all employee benefit liabilities or obligations expressly assumed pursuant to this Agreement. Neither Seller nor any of its Affiliates will be liable for any liability or obligation that may arise from the amendment or termination by Purchaser or any of its Affiliates of any employee benefit plan assumed, established or maintained by Purchaser or any of its Affiliates.

         6.5. Employee Information. Each of Seller and Purchaser will provide the other, in a timely manner, any information with respect to any Hired Employee's or former Employee's employment with and compensation from Seller, any of its Affiliates or Purchaser or any of its Affiliates, as the case may be, or rights or benefits under any employee benefit plan which the other party hereto may reasonably request and require.

         6.6. W-2 Matters. Purchaser will assume Seller's obligation to furnish Forms W-2 for the year ending December 31, 1999 to Hired Employees. Seller will provide or cause its agents to provide Purchaser the information not available to Purchaser and relating to periods ending on the Closing Date necessary for Purchaser or Purchaser's agent to prepare and distribute Forms W-2 to Hired Employees for the year ending December 31, 1999, which Forms W-2 will include all remuneration earned by Hired Employees from Seller and Purchaser during the year ending December 31, 1999, and Purchaser or Purchaser's agent will prepare and distribute such Forms.

         6.7. Post-Closing Notifications. Purchaser and Seller will, and each will cause its respective Affiliates to, comply with any post-Closing notification or other requirements, to the extent then applicable to such party, of any antitrust, trade competition, investment, control or other Law of any Governmental Entity having jurisdiction over the Business or the transactions contemplated hereby.

         6.8. Names, Trademarks, Etc. Purchaser will revise trademarks and Product literature, change signage and stationery and otherwise discontinue use of the Parent and Seller Names as promptly as practicable after the Closing; provided, however, that for a period of six months from the Closing Date, Purchaser may consume stationery and similar supplies on hand as of the Closing which contain the Parent or Seller Names thereon, provided that such items are overstamped or otherwise appropriately indicate that the Business is then owned by Purchaser. Without limiting the generality or effect of the foregoing, Purchaser will, and will cause each of its Affiliates to, discontinue (a) no later than the close of business on the Closing Date, affixing in any manner whatsoever the Parent or Seller Names to any Product and (b) no later than the close of business on the 30th calendar day after the Closing Date, selling, shipping and delivering any Product having the Parent or Seller Names affixed thereto in any manner whatsoever.

         6.9. Access. (a) On the Closing Date, or as soon thereafter as practicable, and in no event later than 90 calendar days after the Closing Date, Seller will deliver or cause to be delivered to Purchaser all original agreements, documents, books, records and files primarily relating to the Business (collectively, "Records") in the possession of Seller or any Affiliate of Seller to the extent not in the possession of Purchaser, subject to the following exceptions:

                         (i) Purchaser recognizes that certain Records may contain only incidental information relating to the Business or may primarily relate to Seller or any of its Affiliates, or the businesses of Seller or any of its Affiliates other than the Business, and Seller and its Affiliates may retain such Records and Seller may deliver appropriately excised, but otherwise true and correct copies, of such Records, so long as the effect of such excising is not to omit necessary information from the Records for the conduct of the Business;

                        (ii) Seller and each of its Affiliates may retain any Tax Returns so long as true and complete copies of the portions thereof relating to the Business are delivered to Purchaser at or before the Closing or made available to the Purchaser following the Closing; and

                       (iii) Seller and each post-Closing Affiliate may retain Records relating to the Excluded Liabilities or Excluded Assets.

After the Closing, Purchaser will retain all Records (except those Records referred to in Section 6.9(a)(i), (ii) and (iii), which Seller will retain) required to be retained pursuant to obligations imposed by any applicable Law. Except as provided in the immediately preceding sentence, Purchaser will retain all Records for a period of seven years after the Closing Date. After the end of such seven-year period, before disposing of any such Records, Purchaser will give notice to such effect to Seller and give Seller at its cost and expense an opportunity to remove and retain all or any part of such Records as Seller may elect.

         (b) After the Closing, upon reasonable notice, each party hereto will give, or cause to be given, to the representatives, employees, counsel and accountants of the other parties hereto access, during normal business hours, to Records relating to periods prior to or including the

Closing including, for good cause shown, those Records referred to in Section 6.9(a)(i), (ii) and (iii), and will permit such persons to examine and copy such Records to the extent reasonably requested by the other party in connection with tax and financial reporting matters, audits, legal proceedings, governmental investigations and other business purposes; provided, however, that nothing herein will obligate any party to take actions that would unreasonably disrupt the normal course of its business, violate the terms of any contract to which it is a party or to which it or any of its assets is subject or grant access to any of its proprietary, confidential or classified information or information that is privileged or similarly protected from disclosure. Purchaser will provide or make available to Seller and each of its Affiliates access to, and assistance from, employees of Purchaser for the purposes of, and with the limitations described in, the preceding sentence. The parties hereto will, and will cause their respective Affiliates to, cooperate with each other in the conduct of any tax audit, claim for refund of taxes, or similar proceedings involving or otherwise relating to the Business (or the income therefrom or assets thereof) with respect to any Tax as may be necessary to carry out the intent of this
Section 6.9(b). Without limiting the generality or effect of the foregoing, Purchaser will provide, or cause to be provided, to Seller upon request, as promptly as possible, for the year in which the Closing Date takes place, copies of any Tax Return in which the Business is included and Seller will provide the Purchaser for such year, as promptly as possible, copies of its Tax Returns as requested by Purchaser. Purchaser and Seller will each be responsible to the other for ensuring that such information and Tax Returns can be provided to the other in the event that the party obligated to provide the Tax Return disposes of any portion of the Business.

         6.10. Certain Tax Matters. (a) Seller and Purchaser will each pay one-half of all sales, use, transfer, gains, stamp, conveyance, value added or other similar Taxes, duties, excise or governmental charges imposed by any United States federal, state, local or foreign Governmental Entity, and all recording or filing fees, notarial fees and other similar costs of Closing with respect to the Transfer of the Acquired Assets or otherwise on account of this Agreement or the transactions contemplated hereby (collectively, the "Transfer Taxes"); provided, however, that any tax imposed by the State of California on the transfer of tangible property shall be borne solely by Purchaser and further provided that Purchaser shall pay such taxes on the transfer of tangible property to Seller at Closing and Seller shall remit same to the State of California. Purchaser agrees that, with respect to the inventory being acquired by the Purchaser under Section 1.2(a)(ii) of this Agreement, an authorized representative of Purchaser will execute a "California Resale Certificate" substantially in the form attached hereto as Exhibit 6.10(a), at Closing, so as to exempt said inventory from the tax imposed by the State of California on the transfer of tangible property.

         (b) Purchaser will be responsible for preparing and filing or causing to be prepared and filed all required Tax Returns due after the Closing Date with respect to the Acquired Assets and the Business for all taxable periods beginning after the Closing Date (other than for Taxes with respect to periods for which the consolidated, unitary and combined Tax Returns of Parent will include the operations of the Business). Purchaser will make all payments required with respect to any such Tax Returns.

         (c) Seller or an Affiliate of Seller will be responsible for preparing and filing or causing to be prepared and filed all required Tax Returns due after the Closing Date with respect to the Acquired Assets and the Business, other than Tax Returns that Purchaser is obligated to prepare and file pursuant to Section 6.10(b). Seller will pay or cause to be paid all Taxes required to be paid with respect to such Tax Returns. The amount of any Income Taxes attributable to a portion of a taxable period that includes but does not end on the Closing Date shall be determined pursuant to the Closing Date Balance Sheet.

         (d) The Purchase Price will be allocated among the Acquired Assets in accordance with the values set forth in Schedule 6.10(d). Purchaser and Seller will jointly prepare Form 8594 pursuant to Section 1060 of the Code, on a basis consistent with Schedule 6.10(d).

         (e) Purchaser will promptly provide or cause to be provided to Seller, and Seller or Parent will promptly provide or cause to be provided to Purchaser, such other information as Seller or Purchaser, respectively, may reasonably request in order for the operations of the Business to be properly reported in, respectively, Seller's or Parent's Tax Returns or Purchaser's Tax Returns.

         (f) For purposes of this Agreement, (i) "Tax" or "Taxes" includes all federal, state, local, foreign and other taxes, assessments, or governmental charges of any kind whatsoever including, without limitation, income, franchise, capital stock, excise, property, sales, use, service, service use, leasing, leasing use, gross receipts, value added, single business, alternative or add-on minimum, occupation, real and personal property, stamp, , payroll taxes related to severance pay, environmental, payroll, withholding, employment, unemployment and social security taxes, or other taxes of the same or similar nature, together with any interest, penalties or additions thereon and estimated payments thereof, whether disputed or not, (ii) "Tax Return" or "Tax Returns" includes all returns, reports, information returns, forms, declarations, claims for refund, statements and other documents (including any amendments thereto and including any schedule or attachment thereto) in connection with Taxes that are required to be filed with a Governmental Entity or other tax authority, or sent or provided to another party under applicable Law, (iii) "Corporate Income Tax" or "Corporate Income Taxes" means all Taxes imposed on, measured by, or that require reference to, net or taxable income (including any income, franchise, capital stock, excise, estimated, alternative, minimum, add-on minimum or other tax imposed on, measured by, or which requires reference to, net or taxable income), together with interest and penalties thereon and estimated payments thereof, and (iv) "Code" means the Internal Revenue Code of 1986, as amended (all citations to the Code or to the Treasury Regulations promulgated thereunder will include any amendments or successor provisions thereto).

         6.11. Insurance. With respect to any loss, liability or damage suffered after the Closing Date relating to, resulting from or arising out of the conduct of the Business on or prior to the Closing Date for which Purchaser is now responsible because said loss, liability or damage is, or has arisen in connection with, an Assumed Liability under this Agreement, and for which Seller or any of its Affiliates would be entitled to assert, or cause any other Person to assert, a claim for recovery under any policy of insurance maintained by or for the benefit of Seller, in respect of the Business ("Insurance"), at the request of Purchaser, Seller will use its reasonable efforts to assert, or to assist Purchaser to assert, one or more claims under such Insurance covering such loss, liability or damage if Purchaser is not itself entitled to assert such claim, but Seller or any of its Affiliates is so entitled, provided that all of Seller's and any of its Affiliates' out-of-pocket costs and expenses incurred in connection with the foregoing, including without limitation any liability, obligation or expense referred to in the last sentence of this
Section 6.11 are promptly reimbursed by Purchaser; provided, however, that, effective as of the Closing Date, Seller or any of its Affiliates may in their sole discretion terminate or otherwise discontinue any policy of Insurance. To the extent required under the terms of Insurance to give effect to the foregoing, Seller will be deemed, solely for the purpose of asserting claims for Insurance pursuant to the immediately preceding sentence, to have assumed or retained liability for such loss, liability or damage to the extent of the policy limits of the applicable policy of Insurance; provided, however, that (a) Purchaser's obligations under Section 5.3(b) will not be affected by the provisions of this
Section 6.11 and (b) with respect to any claim made by Seller or any of its Affiliates under any Insurance pursuant to this Section 6.11, Purchaser will jointly and severally indemnify, defend and hold harmless Seller and each of its Affiliates and their respective directors, officers, partners, employees, agents and representatives (including without limitation any predecessor or successor of any of the foregoing) from and against any Indemnifiable Loss relating to, resulting from or arising out of any deductible, policy limit, obligation, indemnity, reinsurance due to the liquidation or insolvency of the reinsurer, self-insurance retention, or retroactive or retrospective premium resulting from claims made under this Section 6.11 or other like arrangement by which any such entity, including without limitation any captive insurance company, retains any liability or obligation under any such policy of Insurance or otherwise.

         6.12. Assumed Contracts, Etc. From and after the Closing, neither Seller nor any of its Affiliates will have any further obligation under the executory portion of any Assumed Contract or to continue any other welfare or other benefit, insurance or other agreements, plans or programs, for the benefit of the Business.

         6.13. Certain Contracts. (a) Notwithstanding anything to the contrary in this Agreement, to the extent that (i) any Assumed Contract (other than an Excluded Contract) is not capable of being assigned to Purchaser in connection with the Closing without the consent or waiver of a third person (including without limitation a Governmental Entity) which has not been obtained on or before the Closing Date, or (ii) any of the transactions relating to the transactions contemplated by this Agreement constituted or would constitute a breach of any such Contract, or a violation of any Law or Order or other governmental edict, Seller will be deemed not to have Transferred, and will not be obligated to Transfer, to Purchaser any direct or indirect right, title or interest in or to any such Contract without first having obtained all necessary consents and waivers. Seller will use reasonable efforts to obtain such consents and waivers as may be necessary to cure such potential breach or violation; provided, however, neither Seller nor any of its Affiliates will be obligated to pay any consideration therefor to the party from whom the consent or waiver is requested. Purchaser agrees that neither Seller nor any of its Affiliates will have any liability whatsoever arising out of or relating to the failure to obtain any consents or waivers that may have been or may be required in connection with the transactions contemplated by this Agreement or because of a breach of, default under or termination of any Assumed Contract as a result thereof, except in connection with a breach of the representation in the last sentence of Section 2.1.11 or in this Section 6.13(a).

         (b) To the extent that the consents and waivers referred to in the immediately preceding paragraph are not obtained, or until the breaches or violations referred to in the immediately preceding paragraph are resolved, Seller will use reasonable efforts, with reasonable costs of Seller and its Affiliates related thereto to be promptly reimbursed by Purchaser, to (i) provide to Purchaser, at its request, the benefits of any such Contract, (ii) cooperate in any reasonable and lawful arrangement designed to provide such benefits to Purchaser, without incurring any financial obligation to Seller or any of its Affiliates, and (iii) enforce, at the request and for the account of Purchaser, any rights of Seller arising from any such Contract against the other party or parties to such Contract (including the right to elect to terminate in accordance with the terms thereof upon the advice of Purchaser). Notwithstanding any provision to the contrary contained herein, Purchaser will perform or pay for the benefit of the other party or parties thereto the obligations of Seller under or in connection with any such Contract and will indemnify and hold Seller and its Affiliates harmless from any Indemnifiable Losses relating to, resulting from or arising out of any failure by Purchaser so to perform or pay. Purchaser will comply with all reasonable requests of Seller for cooperation in connection with the performance of Seller's obligations under this Section 6.13.

         6.14. Further Actions. Upon the terms and subject to the conditions hereof, each of the parties hereto agrees to use its best efforts to take or cause to be taken all actions and to cause to be done all things necessary, proper and advisable to consummate the transactions contemplated by this Agreement and the other documents necessary to close this transaction, and shall use its best efforts to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings in connection therewith. In addition, Seller covenants and agrees that it will take all actions and execute and deliver all documents and instruments necessary to assist Purchaser in the removal of all liens whether set forth in Schedule 2.1.6 or not, after Purchaser has satisfied its obligations (pursuant to its assumption of Seller's liabilities) for the underlying indebtedness of such liens.

         6.15. Receipt of Funds. After the Closing Date, each of Purchaser, Seller and Parent shall segregate any monies or other amounts paid to either of them in respect of receivables or assets that belong to the other party whether received in a lock box account or otherwise and each party shall pay over and remit to the other party promptly any such monies and amounts after receipt thereof. Each of Purchaser, Seller and Parent shall take all reasonable actions, including the timely notices to third parties to assure that the covenants set forth in this Section are faithfully and timely fulfilled.

         6.16 Discharge of Liabilities. Purchaser will pay and discharge in due course after the Closing Date all Assumed Liabilities and Seller will pay and discharge in due course after the Closing Date all Excluded Liabilities.

                          VII. MISCELLANEOUS PROVISIONS

         7.1. Notices. All notices and other communications required or permitted hereunder will be in writing and, unless otherwise provided in this Agreement, will be deemed to have been duly given when delivered in person or when dispatched by telegram or electronic facsimile transfer (confirmed in writing by mail simultaneously dispatched) or one business day after having been dispatched by a nationally recognized overnight courier service to the appropriate party at the address specified below:

         (a)  If to Purchaser, to:

                                    Mestek, Inc.
                                    260 North Elm Street
                                    Westfield, MA  01085
                                    Facsimile No.: (413) 568-7428
                                    Attention:     R. Bruce Dewey
                                                   Senior Vice President
                                                   and General Counsel

         (b) If to Seller or to Parent, to:

                                    CTS Corporation
                                    905 West Boulevard
                                    Elkhart, IN 46514
                                    Facsimile No.: (219) 294-6151
                                    Attention:     Jeannine M. Davis
                                                   Senior Vice President,
                                                   Secretary and General Counsel

or to such other address or addresses as any such party may from time to time designate as to itself by like notice.

         7.2. Expenses. Except as otherwise expressly provided herein, (a) Parent or Seller will pay or cause to be paid all expenses incurred by Seller or any of its Affiliates incident to this Agreement and in preparing to consummate and consummating the transactions provided for herein and (b) Purchaser will pay any expenses incurred by it or any of its Affiliates incident to this Agreement and in preparing to consummate and consummating the transactions provided for herein.

         7.3. Successors and Assigns. (a) Subject to Sections 7.3(b) and (c), this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but will not be assignable or delegatable by any party without the prior written consent of the other parties hereto.

         (b) Nothing in this Agreement is intended to limit Purchaser's ability to sell or to Transfer the Acquired Assets and the Assumed Liabilities following the Closing Date; provided, however, that any such sale or Transfer will not result in a termination of any of Purchaser's covenants, duties, responsibilities, obligations or liabilities hereunder, including without limitation under Articles V and VI, and provided further, that the Person acquiring the Acquired Assets and Assumed Liabilities pursuant to such sale or Transfer will assume all of such covenants, duties, responsibilities, obligations and liabilities in a written instrument satisfactory to Seller.

         (c) Notwithstanding anything contained in this Agreement to the contrary, upon notice to Purchaser, Parent and Seller may assign or delegate any or all of their rights under this

Agreement to any of their Affiliates, or to any Person that acquires all or substantially all of the assets or voting stock of Parent or Seller.

         7.4. Waiver. Either Purchaser or Seller by written notice to the other may (a) extend the time for performance of any of the obligations or other actions of the other under this Agreement, (b) waive any inaccuracies in the representations or warranties of the other contained in this Agreement, (c) waive compliance with any of the conditions or covenants of the other contained in this Agreement, or (d) waive or modify performance of any of the obligations of the other under this Agreement. Except as provided in the immediately preceding sentence, no action taken pursuant to this Agreement will be deemed to constitute a waiver of compliance with any representations, warranties or covenants contained in this Agreement. Any waiver of any term or condition will not be construed as a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. No failure or delay of any party in asserting any of its rights hereunder will constitute a waiver of any such rights.

         7.5. Entire Agreement. This Agreement (including the Schedules and Exhibits hereto) supersedes any other agreement, whether written or oral, that may have been made or entered into by any party or any of their respective Affiliates (or by any director, officer or representative thereof) prior to the date hereof relating to the matters contemplated hereby, other than the Confidentiality Agreement, which will survive the execution, delivery or termination of this Agreement. This Agreement (together with the Schedules and Exhibits hereto) and the Confidentiality Agreement constitute the entire agreement by and among the parties hereto and there are no agreements or commitments by or among such parties or their Affiliates except as expressly set forth herein and therein.

         7.6. Amendments, Supplements, Etc. This Agreement may be amended or supplemented at any time by additional written agreements as may mutually be determined by Purchaser and Seller to be necessary, desirable or expedient to further the purposes of this Agreement, or to clarify the intention of the parties hereto.

         7.7.  Rights of the  Parties.  Except as  provided  in  Article V or in
Section 7.3, nothing expressed or implied in this Agreement is intended or will be construed to confer upon or give any Person other than the parties hereto and their respective Affiliates any rights or remedies under or by reason of this Agreement or any transaction contemplated hereby.

         7.8. Further Assurances. From time to time, as and when requested by either Purchaser or Seller, the other will execute and deliver, or cause to be executed and delivered, all such documents and instruments as may be reasonably necessary to consummate the transactions contemplated by this Agreement. Without limitation of the foregoing, Seller agrees to cooperate with Purchaser with respect to making reasonably necessary modifications to the application for the Title V environmental permit (No. 13-0579260-01) filed by Seller on October 18, 1996, and to execute such documents as may be necessary, in order to facilitate the transfer of the Title V application to Purchaser.

         7.9. Applicable Law; Jurisdiction. (a) This Agreement and the legal relations among the parties hereto will be governed by and construed in accordance with the substantive Laws of the State of Indiana, without giving effect to the principles of conflict of laws thereof.

         (b) Each party irrevocably submits to the exclusive jurisdiction of either the United States District Court for the Northern District of Indiana, for purposes of any action, suit or other proceeding arising out of this Agreement or any transaction contemplated hereby. Purchaser hereby irrevocably designates, appoints and empowers the person named in Section 7.1(a), and each of Parent and Seller hereby irrevocably designates, appoints and empowers the person named in Section 7.1(b), in each case as its true and lawful agent and attorney-in-fact in its name, place and stead to receive and accept on its behalf service of process in any action, suit or proceeding in Indiana with respect to any matters as to which it has submitted to jurisdiction as set forth in the immediately preceding sentence.

         (c) With respect to any dispute, claim or controversy between the parties arising out of or relating to this Agreement, the parties agree that they will attempt in good faith to resolve the matter through negotiation. Upon mutual agreement of the parties, the matter may be submitted to any mutually agreed upon mediation service for mediation. Mediation shall be commenced by providing to the mediation service a joint, written request for mediation, setting forth the subject of the dispute and the relief requested. The parties will cooperate with the mediation service and with one another in selecting a neutral mediator and in scheduling the mediation proceedings. The parties covenant that they will use commercially reasonable efforts in participating in the mediation. The parties agree that the mediator's fees and expenses and the costs incidental to the mediation will be shared equally between the parties. The parties further agree that all offers, promises, conduct and statements, whether oral or written, made in the course of the mediation by any of the parties, their agents, employees, experts and attorneys, and by the mediator and any employees of the mediation service, are confidential, privileged and inadmissible for any purpose, including impeachment, in any litigation or other proceeding involving the parties, provided that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in the mediation. Either party may commence a civil action with respect to the matter submitted to mediation at any time after the completion of the initial mediation session, or ninety (90) days after the date of filing the written request for mediation, whichever occurs first.

         7.10. Titles and Headings. Titles and headings to Sections herein are inserted for convenience of reference only, and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

         7.11. Certain Interpretive Matters and Definitions. (a) Unless the context otherwise requires, (i) all references to Sections or Schedules are to Sections or Schedules of or to this Agreement, (ii) each term defined in this Agreement has the meaning assigned to it, (iii) each accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with GAAP, (iv) "or" is disjunctive but not necessarily exclusive, (v) words in the singular include the plural and vice versa, (vi) the terms "subsidiary" and "Affiliate" have the meanings given to those terms in Rule 12b-2 of Regulation 12B under the Securities Exchange Act of 1934, as amended, (vii) all references to "$" or dollar amounts will be to lawful currency of the United States of America, and (viii) "Knowledge of Seller" means the actual knowledge of the persons listed on Schedule 7.11 (Purchaser hereby expressly acknowledging that such persons are under no obligation to conduct any particular inquiry for purposes of this Agreement).

         (b) No provision of this Agreement will be interpreted in favor of, or against, any of the parties hereto by reason of the extent to which any such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof.

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.


                                            DYNAMICS CORPORATION OF AMERICA


                                            By:  /S/ JEANNINE M. DAVIS
                                                 Jeannine M. Davis
                                                 Vice President and Secretary


                                            MESTEK, INC.


                                            By:  /S/ STEPHEN M. SHEA
                                                 Stephen M. Shea
                                                 Senior Vice President - Finance

                                     JOINDER

         Parent joins in this Agreement solely to guarantee the due and punctual performance by Seller of its obligations, covenants and agreements under this Agreement; provided that, if the Closing occurs, this guarantee will terminate and be of no further force and effect from and after the Closing. Parent hereby represents and warrants to Purchaser than (a) Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Indiana, (b) it has requisite corporate power to execute and deliver this Agreement and to perform the transactions contemplated hereby to be performed by it, (c) all necessary corporate action required to be taken under applicable Indiana Law for the due authorization of the execution and delivery by Parent of this Agreement and the performance by it of the transactions contemplated hereby to be performed by it has been duly taken by Parent, (d) this Agreement has been duly executed and delivered by Parent and, assuming the due execution and delivery of this Agreement by Purchaser and Seller, constitutes a valid and binding obligation of Parent, is duly enforceable according to its terms, and
(e) the execution and delivery of this Agreement does not, and, assuming that the consents and approvals described in the last sentence of Section 2.2.2 have been obtained, the performance by Parent of the transactions contemplated thereby to be performed by it will not result in any violation of any applicable Law of any Governmental Entity. The foregoing guarantee is absolute and unconditional, is not subject to any defense or offset, lack of consideration or similar defense and, in connection herewith, Parent hereby waives any suretyship defenses which it otherwise might have or assert in the event of enforcement hereof.

                                            CTS CORPORATION

                                            By: /S/ JEANNINE M. DAVIS
                                                Jeannine M. Davis
                                                Senior Vice President, Secretary
                                                and General Counsel

                                List of Schedules


Schedule          1.2(a)(iii)       Fixed Assets
Schedule          1.2(a)(ix)        Permits
Schedule          1.2(a)(x)         Accounts Receivable
Schedule          1.3(a)(ii)        Accounts Payable and Accrued Expenses
Schedule          1.3(a)(v)         Expenses Incurred on Purchaser's Behalf
Schedule          1.3(b)(v)         Excluded Contracts
Schedule          1.3(b)(vi)        Excluded Pending Litigation and Claims
Schedule          1.4(a)            Net Working Capital Form Balance Sheet
Schedule          2.1.2             Seller Consents and Approvals/Conflicts
Schedule          2.1.3             Balance Sheet
Schedule          2.1.4             Conduct of Business
Schedule          2.1.5             Compliance with Laws
Schedule          2.1.6             Liens
Schedule          2.1.7             Leased Real Property
Schedule          2.1.8             Insurance
Schedule          2.1.9             Intellectual Property
Schedule          2.1.10                    Litigation
Schedule          2.1.11                    Contracts
Schedule          2.1.12.1          Employee Benefit Plans
Schedule          2.1.12.6          Multiemployer Plans
Schedule          2.1.13                    Taxes
Schedule          2.1.14                    Environmental Matters
Schedule          2.1.23                    Express Warranty Non-Compliance
Schedule          2.2.2             Purchaser Consents and Approvals/Conflicts
Schedule          3.5(f)            Operation of the Business
Schedule          6.1(d)            Employee Listing
Schedule          6.10(d)           Purchase Price Allocation
Schedule          7.11              Definition of Knowledge

                                List of Exhibits

Exhibit           4.2.2             Bill of Sale
Exhibit           4.2.3             Assignment Agreement
Exhibit           4.2.4             Non-Competition Agreement
Exhibit           4.3.2             Assumption Agreement
Exhibit           4.3.3(a)          Real Property Purchase Agreement
Exhibit           4.3.3(b)          Guaranty
Exhibit           5.3(c)            Insurance Policy
Exhibit           6.10(a)           California Resale Certificate